UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐ Preliminary Proxy Statement ☒ Definitive Proxy Statement ☐ Definitive Additional Materials ☐ Soliciting Material Pursuant to Rule 14a-12	☐ Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))

BOYD GAMING CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Notice of Annual Meeting of Stockholders

To be held on May 18, 2006

To the Stockholders of Boyd Gaming Corporation:

Notice is hereby given that the Annual Meeting of Stockholders (the “Annual Meeting”) of Boyd Gaming Corporation, a Nevada corporation (the “Company”), will be held at the South Coast Hotel and Casino, 9777 Las Vegas Boulevard South, Las Vegas, Nevada 89123 on May 18, 2006 at 11:00 a.m., local time, for the following purposes:

1.	To elect five Class III directors to serve until the 2009 Annual Meeting of Stockholders (or until the 2007 Annual Meeting of Stockholders if the stockholders approve Proposal 4 below) or until their successors are duly elected and qualified.

2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006.

3.	To approve an amendment to and restatement of the Company’s 2000 Executive Management Incentive Plan.

4.	To approve certain amendments to and a restatement of the Company’s Articles of Incorporation to declassify the Board of Directors and to establish the annual election of all of the Company’s directors.

5.	To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

The foregoing items of business, including the nominees for directors, are more fully described in the Proxy Statement which is attached to and made part of this notice.

The Board of Directors has fixed the close of business on March 31, 2006 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. PLEASE NOTE THAT THE ENCLOSED ADMISSION TICKET WILL BE REQUIRED IN ORDER TO OBTAIN ADMISSION TO THE ANNUAL MEETING. ACCORDINGLY, THE ADMISSION TICKET SHOULD NOT BE RETURNED WITH YOUR PROXY. IF YOUR SHARES ARE HELD IN A BROKERAGE ACCOUNT, YOU WILL ALSO NEED TO BRING A COPY OF YOUR BROKERAGE ACCOUNT STATEMENT (WHICH YOU CAN OBTAIN FROM YOUR BROKER) REFLECTING YOUR STOCK OWNERSHIP AS OF MARCH 31, 2006. CAMERAS, RECORDING DEVICES AND OTHER ELECTRONIC DEVICES WILL NOT BE PERMITTED AT THE ANNUAL MEETING.

All stockholders are cordially invited to attend the Annual Meeting in person. However, whether or not you expect to attend the Annual Meeting in person, we urge you to mark, sign, date and return the enclosed proxy card as promptly as possible in the provided postage-prepaid envelope to ensure your representation and the presence of a quorum at the Annual Meeting. Alternatively, you may vote via toll-free telephone call or the Internet by following the instructions on the back of the proxy card. If you send in your proxy card or vote by telephone or the Internet, you may still decide to attend the Annual Meeting and vote your shares in person. Your proxy is revocable in accordance with the procedures set forth in this Proxy Statement.

By Order of the Board of Directors

William S. Boyd

Chairman and Chief Executive Officer

Las Vegas, Nevada

April 14, 2006

BOYD GAMING CORPORATION

2950 Industrial Road

Las Vegas, Nevada 89109

PROXY STATEMENT

Meeting Time and Date

This Proxy Statement is being furnished to stockholders of Boyd Gaming Corporation, a Nevada corporation (the “Company”), in connection with the solicitation by the Board of Directors of the Company (the “Board” or the “Board of Directors”) of proxies in the enclosed form for use in voting at the Annual Meeting of Stockholders (the “Annual Meeting”) of the Company to be held on Thursday, May 18, 2006 at 11:00 a.m., local time, at the South Coast Hotel and Casino, 9777 Las Vegas Boulevard South, Las Vegas, Nevada 89123, and any adjournment or postponement thereof. The shares represented by the proxies received, properly marked, dated, executed and not revoked will be voted at the Annual Meeting.

These proxy solicitation materials are being mailed to stockholders on or about April 14, 2006.

Voting and Solicitation

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections. The Inspector of Elections will also determine whether or not a quorum is present. The presence, in person or by proxy, of the holders of a majority of shares of the Company’s Common Stock issued and outstanding as of the record date is necessary to constitute a quorum at the Annual Meeting. Shares represented at the Annual Meeting in person or by proxy but not voted will nevertheless be counted for purposes of determining the presence of a quorum. Accordingly, abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. “Broker non-votes” (shares as to which a broker or nominee does not vote, or has indicated that it does not have discretionary authority to vote) will also be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Under the rules of the New York Stock Exchange (the “Exchange”), certain matters submitted to a vote of stockholders are considered by the Exchange to be “routine” items upon which brokerage firms may vote in their discretion on behalf of their customers if such customers have not furnished voting instructions within a specified period of time prior to the meeting. On those matters which the Exchange determines to be “non-routine,” brokerage firms that have not received instructions from their customers would not have discretion to vote. Neither the Company’s Amended Articles of Incorporation or Restated Bylaws nor Nevada corporate statutes address the treatment and effect of abstentions and broker non-votes.

In connection with Proposal 1, the five nominees for Class III directors who receive the greatest number of affirmative votes will be elected to the Board of Directors, with abstentions and broker non-votes having no effect. Each of Proposals 2 and 3 requires the affirmative vote of a majority of the shares present or represented at the Annual Meeting, assuming that a quorum is present or represented at the meeting. Proposal 4 requires the affirmative vote of a majority of the issued and outstanding shares of the Company’s Common Stock. If Proposal 4 is approved by at least two-thirds of the outstanding shares, each of the Class I, Class II and Class III directors will stand for election for one-year terms commencing with the 2007 Annual Meeting of Stockholders. If Proposal 4 is approved by less than two-thirds of the outstanding shares, but by at least a majority of the outstanding shares, then the current Class I and Class III directors will stand for election at the 2007 Annual Meeting of Stockholders for one-year terms; and the Class II directors will continue to hold office until the 2008 Annual Meeting of Stockholders, at which time the Class II directors will stand for election for one-year terms. Broker non-votes and abstentions will have the same effect as a vote cast against Proposals 2, 3 and 4.

Proxies in the accompanying form that are properly executed, duly returned to the Company and not revoked will be voted in accordance with the instructions therein. IF NO INSTRUCTION IS GIVEN WITH

RESPECT TO ANY OR ALL OF THE PROPOSALS TO BE ACTED UPON, THE PROXY WILL BE VOTED FOR THE ELECTION OF ALL OF THE NOMINEES NAMED IN THIS PROXY STATEMENT AND IN FAVOR OF PROPOSALS 2, 3 AND 4, AS APPLICABLE. No matter currently is expected to be considered at the Annual Meeting other than the proposals set forth in the accompanying Notice of Annual Meeting, but if any other matters are properly brought before the Annual Meeting for action, it is intended that the persons named in the proxy and acting thereunder will vote in accordance with their discretion on such matters.

A proxy may be revoked at any time before it is voted by delivering to the Company (Attention: Brian A. Larson, Senior Vice President, Secretary and General Counsel, at the principal offices of the Company) a written notice of revocation or a duly executed proxy bearing a later date. A proxy may also be revoked by attending and voting at the meeting.

The solicitation of proxies will be conducted by mail, and the Company will bear all attendant costs. These costs will include the expense of preparing and mailing proxy solicitation materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding such materials to beneficial owners of the Company’s Common Stock. The Company may conduct further solicitation personally, telephonically or by facsimile through its officers, directors and employees, none of whom will receive additional compensation for assisting with the solicitation.

Record Date and Shares Outstanding

The close of business on March 31, 2006, has been fixed as the record date (the “Record Date”) for determining the holders of shares of the Company’s Common Stock entitled to notice of and to vote at the Annual Meeting. As of the close of business on the Record Date, the Company had 89,409,161 shares of Common Stock outstanding. Each stockholder entitled to vote at the Annual Meeting may cast one vote in person or by proxy for each share of Common Stock held by such stockholder.

Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of March 1, 2006: (i) by each person who is a director of the Company and each director nominee; (ii) by each of the Company’s executive officers named in the Summary Compensation Table contained herein, who was serving as an executive officer as of December 31, 2005; (iii) by all directors, director nominees and executive officers of the Company as a group; and (iv) by each person who is known by the Company to beneficially own more than 5% of the Company’s Common Stock. Unless otherwise indicated, each individual listed below has sole investment power and sole voting power with respect to the shares of the Company’s Common Stock owned by that person. Percentage ownership is based on an aggregate of 89,295,831 shares of the Company’s Common Stock outstanding on March 1, 2006.

Name(1)	Number of Shares Owned and Nature of Beneficial Ownership		Percent of Class
Directors and Director Nominees
William S. Boyd	15,166,193	(2)	16.90%
Michael J. Gaughan	14,940,005	(3)	16.72%
Marianne Boyd Johnson	13,647,487	(4)	15.27%
William R. Boyd	2,082,952	(5)	2.33%
Keith E. Smith	308,500	(6)	*
Robert L. Boughner	185,536	(7)	*
Thomas V. Girardi	149,845	(8)	*
Billy G. McCoy	12,636	(9)	*
Frederick J. Schwab	4,250	(10)	*
Michael O. Maffie	3,250	(11)	*
Luther W. Mack, Jr.	2,573	(12)	*
Peter M. Thomas	2,500	(13)	*
Veronica J. Wilson	2,500	(14)	*
Other Named Executive Officers
Ellis Landau	300,000	(15)	*
All directors and executive officers as a group (17 persons)	46,923,884	(16)	51.88%

5% or Greater Stockholders
William S. Boyd	15,166,193	(17)	16.90%
Michael J. Gaughan	14,940,005	(18)	16.72%
Marianne Boyd Johnson	13,647,487	(19)	15.27%
Private Capital Management, L.P. 8889 Pelican Bay Blvd. Naples, FL 34108	8,181,937	(20)	9.16%

*	Indicates less than 1% of class.
(1)	Except as otherwise noted, the mailing address of all persons on the list set forth above is 2950 Industrial Road, Las Vegas, Nevada 89109.
(2)	Includes 14,678,947 shares of the Company’s Common Stock held by the William S. Boyd Gaming Properties Trust, of which Mr. Boyd is trustee, settlor and beneficiary; 28,000 shares held by the William S. Boyd Family Corporation, which is wholly owned by Mr. Boyd; and 34,245 shares held by W.S.B., Inc., which is wholly owned by the William S. Boyd Gaming Properties Trust. Also includes 425,001 shares issuable pursuant to options exercisable within 60 days of March 1, 2006.
(3)	Includes 50,000 shares issuable pursuant to options exercisable within 60 days of March 1, 2006.
(4)

Includes 1,788,117 shares of Common Stock held by the Marianne E. Boyd Gaming Properties Trust (“MBGPT”), of which Ms. Johnson is trustee, settlor and beneficiary; 27,090 shares held by the Aysia Lynn Boyd Education Trust, of which Ms. Johnson is a trustee; 27,090 shares held by the Taylor Joseph Boyd Education Trusts, of which Ms. Johnson is a trustee; 25,800 shares held by the William Samuel Boyd

Education Trusts, of which Ms. Johnson is a trustee; 27,090 shares held by the Samuel Joseph Boyd, Jr. Education Trusts, of which Ms. Johnson is a trustee; 27,090 shares held by the T’Mir Kathleen Boyd Education Trusts, of which Ms. Johnson is a trustee; 25,600 shares held by the Josef William Boyd Education Trusts, of which Ms. Johnson is a trustee; 11,692 shares held by the Justin Boyd Education Trust, of which Ms. Johnson is a trustee; 91,324 shares held by the Johnson Children’s Trust, dated June 24, 1996, Bruno Mark, trustee; 229,808 shares held by the William S. Boyd Grantor Retained Annuity Trust #2, of which Ms. Johnson is the trustee; 262,554 shares held by the William S. Boyd Grantor Retained Annuity Trust #3, of which Ms. Johnson is the trustee; 109,243 shares held by the BG-99 Grantor Retained Annuity Trust #2, of which Ms. Johnson is the trustee; 114,768 shares held by the BG-99 Grantor Retained Annuity Trust #3, of which Ms. Johnson is the trustee; 12,934 shares held by the BG-00 Grantor Retained Annuity Trust #2, of which Ms. Johnson is the trustee; 23,712 shares held by the BG-00 Grantor Retained Annuity Trust #3, of which Ms. Johnson is the trustee; 12,801 shares held by the BG-01 Grantor Retained Annuity Trust #2, of which Ms. Johnson is the trustee; 22,545 shares held by the BG-01 Grantor Retained Annuity Trust #3, of which Ms. Johnson is the trustee; 9,920 shares held by the BG-02 Grantor Retained Annuity Trust #2, of which Ms. Johnson is the trustee; 17,421 shares held by the BG-02 Grantor Retained Annuity Trust #3, of which Ms. Johnson is the trustee; 761,178 shares held by the W.M. Limited Partnership, of which MBGPT is the general partner; 2,064,010 shares held by the BG-99 Limited Partnership, of which MBGPT is the general partner; 2,591,207 shares held by the BG-00 Limited Partnership, of which MBGPT is the general partner; 2,608,686 shares held by the BG-01 Limited Partnership, of which MBGPT is the general partner; and 2,664,178 shares held by the BG-02 Limited Partnership, of which MBGPT is the general partner. Also includes 65,000 shares issuable pursuant to options exercisable within 60 days of March 1, 2006. Ms. Johnson disclaims beneficial ownership of the shares held by the above referenced Boyd Grandchildren’s Education Trusts, the Johnson Children’s Trust, the above referenced Grantor Retained Annuity Trusts and the above referenced Limited Partnerships, except to the extent of her pecuniary interests in a trust or other entity that owns such shares.

(5)	Includes 1,843,449 shares of Common Stock held by the William R. Boyd Gaming Properties Trust, of which Mr. Boyd is trustee, settlor and beneficiary; 130,247 shares held by the William R. Boyd and Myong Boyd Children’s Trust, dated August 1, 1993, Robert E. Clark, trustee; and 27,689 shares held by the Sean William Johnson Education Trusts, of which Mr. Boyd is trustee. Also includes 80,001 shares issuable pursuant to options exercisable within 60 days of March 1, 2006. Mr. Boyd disclaims beneficial ownership of the shares held by the William R. Boyd and Myong Boyd Children’s Trust and by the Sean William Johnson Education Trusts.
(6)	Includes 325 shares of Common Stock owned by Mr. Smith’s wife. Also includes 216,667 shares issuable pursuant to options exercisable within 60 days of March 1, 2006.
(7)	Includes 93,870 shares of Common Stock held by the Robert L. Boughner Investment Trust, of which Mr. Boughner is trustee. Includes 91,666 shares issuable pursuant to options exercisable within 60 days of March 1, 2006.
(8)	Includes 1,250 shares issuable pursuant to options exercisable within 60 days of March 1, 2006.
(9)	Includes 10,750 shares of Common Stock issuable pursuant to options exercisable within 60 days of March 1, 2006.
(10)	Includes 4,250 shares of Common Stock issuable pursuant to options exercisable within 60 days of March 1, 2006.
(11)	Includes 250 shares of Common Stock issuable pursuant to options exercisable within 60 days of March 1, 2006.
(12)	Includes 1,250 shares of Common Stock issuable pursuant to options exercisable within 60 days of March 1, 2006.
(13)	Includes 2,500 shares of Common Stock issuable pursuant to options exercisable within 60 days of March 1, 2006.
(14)	Includes 2,500 shares of Common Stock issuable pursuant to options exercisable within 60 days of March 1, 2006.
(15)	Includes 100,000 shares of Common Stock issuable pursuant to options exercisable within 60 days of March 1, 2006.

(16)	Includes 1,156,586 shares of Common Stock issuable pursuant to options exercisable within 60 days of March 1, 2006.
(17)	See Note (2) above.
(18)	See Note (3) above.
(19)	See Note (4) above.
(20)	Based on information contained in Schedule 13G, Amendment 2, filed with the Securities and Exchange Commission (“SEC”) on February 14, 2006 by Private Capital Management, L.P., which is referred to as “PCM.” PCM advises that it is an Investment Advisor registered under Section 203 of the Investment Advisors Act of 1940. Bruce S. Sherman and Gregg J. Powers, CEO and President of PCM, respectively, share dispositive and voting power with respect to the shares held by PCM’s clients and managed by PCM. Messrs. Sherman and Powers disclaim beneficial ownership of the shares held by PCM’s clients and disclaim the existence of a group.

Proposals

PROPOSAL 1—Election of Directors

General

In accordance with the Company’s Amended Articles of Incorporation, the Board of Directors is currently divided into three classes, as nearly equal in number as the then-total number of directors at the time of initial election, with the term of office of one class expiring each year. At the Annual Meeting, the stockholders will elect five Class III directors to serve until the 2009 Annual Meeting of Stockholders (or until the 2007 Annual Meeting of Stockholders if the stockholders approve Proposal 4 below) or until their successors are duly elected and qualified, or until any such director’s earlier resignation or removal. At each following Annual Meeting of Stockholders, the successors to the class of directors whose term is then expiring will be elected to hold office for a term expiring at the third succeeding Annual Meeting of Stockholders, unless the stockholders approve Proposal 4 below. Proposal 4 relates to the declassification of the Board of Directors and the election of all directors annually. If the stockholders approve Proposal 4, the Class III directors elected at the Annual Meeting will be elected to serve a one year term, until the 2007 Annual Meeting of Stockholders. For more information on the proposed declassification of the Board of Directors and the effects on the directors’ term of office, see “Proposal 4—Approval of an Amendment to and Restatement of the Company’s Articles of Incorporation to Declassify the Board of Directors.”

Vacancies on the Board of Directors and newly created directorships will generally be filled by vote of a majority of the directors then in office, and any directors so chosen will hold office until the next applicable election. The Board of Directors has no reason to believe that any of its nominees will be unable or unwilling to serve if elected to office and, to the knowledge of the Board of Directors, each of its nominees intends to serve the entire term for which election is sought. However, should any nominee of the Board of Directors become unable or unwilling to accept nomination or election as a director of the Company, the proxies solicited by management will be voted for such other person as the Board of Directors may determine.

In voting for directors, each stockholder is entitled to cast one vote for each candidate. Stockholders are not entitled to cumulate their votes for members of the Board of Directors. The five nominees for Class III directors who receive the greatest number of affirmative votes will be elected to the Board of Directors.

The nominees for election as Class III directors are:

Robert L. Boughner

Thomas V. Girardi

Marianne Boyd Johnson

Luther W. Mack, Jr.

Billy G. McCoy

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

“FOR” THE ELECTION OF THE ABOVE NAMED NOMINEES.

Nominees and Continuing Directors

The names of the nominees and the continuing directors, their ages as of the Record Date and certain other information about them are set forth below:

Name	Age	Position	Director Since
Members of the Board Whose Terms Expire in 2007 (Class I)
William S. Boyd	74	Chairman of the Board of Directors and Chief Executive Officer	1988
Michael J. Gaughan	63	Director of the Company and Chief Executive Officer of Coast Casinos, Inc.	2005
Frederick J. Schwab	67	Director	2002
Peter M. Thomas	56	Director	2004
Members of the Board Whose Terms Expire in 2008 (Class II)
William R. Boyd	46	Vice President and Director	1992
Michael O. Maffie	58	Director	1997
Keith E. Smith	45	President, Chief Operating Officer and Director	2005
Veronica J. Wilson	54	Director	2003
Members of the Board Whose Terms Expire in 2006 (Class III)
Robert L. Boughner	53	Director of the Company, Vice President and Secretary of Boyd Atlantic City, Inc., Chief Executive Officer of Marina District Development Company, LLC, and President and Chief Executive Officer of Echelon Resorts Corporation	1996
Thomas V. Girardi	66	Director	2005
Marianne Boyd Johnson	47	Vice Chairman of the Board of Directors and Senior Vice President	1990
Luther W. Mack, Jr.	66	Director	2003
Billy G. McCoy	65	Director	1997

Nominees

Robert L. Boughner has served as a director of the Company since April 1996. Mr. Boughner was elected in July 2005 to serve as President and Chief Executive Officer of Echelon Resorts Corporation (“Echelon”), a wholly owned subsidiary of the Company. Since June 1996, Mr. Boughner has served as Vice President and Secretary of Boyd Atlantic City, Inc. (“BAC”), a wholly owned subsidiary of the Company, through which the Company owns a 50% interest in Marina District Development Company, LLC (“MDDC”), the limited liability company formed with a wholly owned subsidiary of MGM MIRAGE in Atlantic City, New Jersey. In January 1999, Mr. Boughner was elected Chief Executive Officer of MDDC; and in October 2001, Mr. Boughner resigned as the Chief Operating Officer and Senior Executive Vice President of the Company, which positions he had held since April 1990 and May 1998, respectively, to devote substantially all of his time to the development and operation of Borgata Hotel Casino and Spa. From 1985 until April 1990, he served as Senior Vice President of Administration of California Hotel and Casino, the predecessor of the Company and now one of its subsidiaries, and prior to that time he held various management positions in that company. Mr. Boughner is active in civic and industry affairs, and he serves on the board of directors of BankWest of Nevada.

Thomas V. Girardi was elected by the Board of Directors to serve as a director in February 2005. Mr. Girardi served as a director of Coast Casinos, Inc. (“Coast Casinos”) from August 2002 through the closing of the Boyd/Coast merger transaction on July 1, 2004. He is currently a partner in the Los Angeles law firm of Girardi and Keese and has been practicing law since 1965, specializing in medical malpractice, product liability law, toxic torts and bad faith insurance cases. Mr. Girardi also is a member of the board of directors of Spectrum Laboratories, Inc. and Supergen, Inc.

Marianne Boyd Johnson was elected to the position of Vice Chairman of the Board of Directors in February 2001 and elected Senior Vice President of the Company in December 2001. From September 1997 until December 2001, Ms. Johnson served as Vice President of the Company. Ms. Johnson has been a director since September 1990. From 1976 until September 1990, she held a variety of positions with the Company, including participation in the Company’s management training program. Ms. Johnson serves on the board of directors of BankWest of Nevada and Western Alliance Bancorporation. Ms. Johnson is the daughter of William S. Boyd and the sister of William R. Boyd, who are both directors and officers of the Company.

Luther W. Mack, Jr. has served as a director of the Company since October 2003. For approximately 14 years from 1989 until October 2003, Mr. Mack served on the Nevada State Athletic Commission. He also served as its Chairman from 2001 to 2003. He resigned that commission to join the Company’s Board of Directors. Since 1974, Mr. Mack has owned and operated McDonald’s restaurants throughout northern Nevada. He currently owns and operates 11 McDonald’s restaurants. Mr. Mack served as the Chairman on the University of Nevada-Reno Foundation Board from 1997 to 1998 and received an Honorary Doctorate Degree from that university. Mr. Mack currently serves on the board of directors for Washoe Medical Hospital’s Health Plan, the Nevada Cancer Institute, and Wells Fargo Bank of Nevada, Community Board.

Billy G. McCoy, Major General USAF (Ret), has been a director of the Company since March 1997. From 1993 to 1996, General McCoy served as Director of Development for the Company. He has served as Chairman of the Board of Luscombe Aircraft Corporation since 1998. He served as the President and Chief Operating Officer of Luscombe Aircraft Corporation from 1997 through January 2001. General McCoy entered the Air Force in June 1963 and was promoted to Major General in October 1989. During his 30 years of active service, he served as Commander of Homestead AFB in Florida, Langley AFB in Virginia, Luke AFB in Arizona, Nellis AFB in Nevada and Lackland AFB in Texas. He serves on the board of the Nevada Federal Credit Union and as a Trustee of the Community College of Southern Nevada.

Continuing Directors

William R. Boyd has been a Vice President of the Company since December 1990 and a director since September 1992. From June 1987 until December 1990, he was Director of Operations at the Fremont Hotel and Casino. From 1978 until 1987, he held various administrative and operations positions at the California Hotel and Casino and Sam’s Town Hotel and Gambling Hall. Mr. Boyd also serves on the board of directors of the Better Business Bureau of Southern Nevada and as a trustee on the Borgata Heart and Soul Foundation. Mr. Boyd is the son of William S. Boyd and the brother of Marianne Boyd Johnson, who are both directors and officers of the Company.

William S. Boyd has served as a director of the Company since its inception in June 1988 and as Chairman of the Board of Directors and Chief Executive Officer of the Company since August 1988. A co-founder of California Hotel and Casino, Mr. Boyd has served as a director and President of that company since its inception in 1973 and has also held several other offices with that company. Prior to joining California Hotel and Casino, Mr. Boyd practiced law in Las Vegas for 15 years. Between 1970 and 1974 he also was Secretary, Treasurer and a member of the board of directors of the Union Plaza Hotel and Casino. Mr. Boyd serves as Vice Chairman of the board of directors of the American Gaming Association, and he had served on the board of directors and as President of the National Center for Responsible Gaming for ten years. Mr. Boyd also serves on the board of directors of Western Alliance Bancorporation. Mr. Boyd is the father of William R. Boyd and Marianne Boyd Johnson, who are both directors and officers of the Company.

Michael J. Gaughan was elected by the Board of Directors to serve as a director in February 2005. Since the closing of the Boyd/Coast merger on July 1, 2004, Mr. Gaughan has continued to serve as the Chief Executive Officer of Coast Casinos and its subsidiary, Coast Hotels and Casinos, Inc. (“Coast Hotels”). Previously, Mr. Gaughan served as a director of Coast Casinos since its formation in September 1995, and he served as the Chairman of the Board and Chief Executive Officer of Coast Casinos. Mr. Gaughan has been involved in the gaming industry since 1960 and has been licensed as a casino operator since 1967.

Michael O. Maffie has been a director of the Company since March 1997. From 1993 until his retirement in June 2004, Mr. Maffie served as the Chief Executive Officer of Southwest Gas Corporation (“Southwest Gas”), a major Las Vegas based utility company. From 1988 until 2003, Mr. Maffie also served as the President of Southwest Gas. Mr. Maffie joined Southwest Gas in 1978 as its treasurer and held several executive positions prior to being named President in 1988 and CEO in 1993. Prior to joining Southwest Gas, Mr. Maffie was with Arthur Andersen & Co. for seven years. Mr. Maffie is also a member of the board of directors of Southwest Gas.

Frederick J. Schwab has served as a director of the Company since October 2002. Until retiring in March 2003, Mr. Schwab served as President and Chief Executive Officer of Porsche Cars North America, Inc. Mr. Schwab joined Porsche Cars North America as Executive Vice President, Finance and Administration, in 1985. He was promoted to Senior Executive Vice President in 1988 and named President and Chief Executive Officer in March 1992. Mr. Schwab was formerly a partner with Touche Ross & Co. (now Deloitte & Touche). In 1974, he joined Fruehauf Corporation as President of Ackermann Fruehauf, a wholly owned subsidiary in Germany. In 1978, he became President of Fruehauf Europe, responsible for all Fruehauf European operations. In 1982, Mr. Schwab was named Executive Vice President of Fruehauf International in Detroit, responsible for all non-North American controlled subsidiaries. Mr. Schwab is also a member of the board of directors of Indus International, Inc. and ProQuest Company.

Keith E. Smith has been President and a director of the Company since April 2005, and he has also served as the Chief Operating Officer of the Company since October 2001. Prior to being elected President, Mr. Smith served as the Company’s Executive Vice President from May 1998. Mr. Smith joined the Company in September 1990, serving in various controllership positions, the last of which was Senior Vice President and Controller.

Peter M. Thomas has served as a director of the Company since April 2004. Mr. Thomas served as a director of Coast Casinos from August 2002 until his election to the Board of Directors of the Company, and he served on the Rio Suite Hotel and Casino, Inc. board of directors from 1995 to 1999. Mr. Thomas is the Managing Member of Thomas & Mack Co. Limited Liability Company, a commercial real estate development and management company. He also served as President and Chief Operating Officer of Bank of America, Nevada from 1992 to 1995 and, prior to the acquisition of Valley Capital Corporation by Bank of America, as the President and Chief Operating Officer of Valley Bank of Nevada from 1982 to 1992. Mr. Thomas has been the Chairman of the Las Vegas Metropolitan Police Department’s Committee on Fiscal Affairs and a committee member since 1994, has been a member of the board of directors of City National Bank since April 2003 and has been a board member of the Los Angeles Branch of the Federal Reserve Bank of San Francisco since January 2003.

Veronica J. Wilson has served as a director of the Company since October 2003. Since September 2000, Ms. Wilson has served as the President and Chief Executive Officer of the Blind Center of Nevada, an organization that assists people with visual impairments. In addition, since July 1993, Ms. Wilson has served as the Chief Executive Officer of JMJ Inc., a former operator of the Aladdin Hotel & Casino. Prior to serving as the Chief Executive Officer, Ms. Wilson served as JMJ Inc.’s Chief Financial Officer from June 1992 to July 1993. From 1973 to 1992, Ms. Wilson held several accounting positions with Maxim Hotel & Casino. Ms. Wilson is a committee member on the Governor’s Council on Rehabilitation and Employment of People with Disabilities and a member of the Nevada Strategic Plan Accountability Committee. Ms. Wilson has over 30 years of experience in the gaming industry.

Compensation of Directors

For the initial seven months of 2005, each director who was not an employee of the Company, or an employee of a subsidiary or affiliate of the Company, received an annual fee of $40,000, meeting fees of $1,500 per board meeting attended (including related expenses for services as a director) and committee attendance fees of $1,500 per committee meeting attended ($500 for meetings held telephonically). In late 2004, the Compensation and Stock Option Committee retained Hewitt Associates, LLC (“Hewitt Associates”) to assist the Company in the review of its board fee policies for its non-employee directors as well as other compensation matters, as discussed further in the Report of the Compensation and Stock Option Committee. Based in part on the recommendations from Hewitt Associates, effective August 1, 2005, the Company increased the annual fee to $55,000. The committee attendance fees remain unchanged, except the attendance fee for Audit Committee meetings was increased from $1,500 to $2,000 per meeting ($500 if the meeting is held telephonically). The Chairman of the Audit Committee also received an additional annual fee of $5,000, which amount was increased to $15,000 effective August 1, 2005, for his added responsibilities. The Chairman of each of the Compensation and Stock Option Committee and the Corporate Governance and Nominating Committee received an additional annual fee of $5,000, which amounts were increased to $7,500 effective August 1, 2005, for their added responsibilities. Also, effective August 1, 2005, the non-employee director serving as the “Presiding Director” will receive an additional annual fee in the amount of $15,000 for serving in this position.

Employee and non-employee directors, along with certain executive officers, participate in the Directors’ Medical Reimbursement Plan, which covers medical expenses incurred by plan participants and their spouses that are not covered by other medical plans. During 2005, William S. Boyd, William R. Boyd, Robert L. Boughner, Marianne Boyd Johnson, Keith E. Smith, Billy G. McCoy, Michael O. Maffie and Peter M. Thomas received reimbursement under this plan totaling $14,134, $3,134, $406, $5,210, $2,276 $3,171, $19,770 and $13,910, respectively. Each non-employee director has received an option to purchase 5,000 shares of the Company’s Common Stock upon first joining the Board of Directors and receives an additional option to purchase 1,000 shares of the Company’s Common Stock on the date of each succeeding Annual Meeting of Stockholders so long as the director has served on the Board of Directors for the preceding twelve months. Options are granted at fair market value on the date of grant and vest over four years from the date of grant.

Director Emeritus

Mr. Perry Whitt, a former member of the Board of Directors, has been elected by the Board of Directors to serve as a director emeritus. As a director emeritus, Mr. Whitt is invited to attend Board of Director meetings, although he does not have any voting rights. During 2005, Mr. Whitt received compensation from the Company for serving as a director emeritus in the amount of $35,000. He also received medical reimbursements in the amount of $20,891 under the Director’s Medical Reimbursement Plan. Mr. Whitt also maintains an office at the Company’s corporate offices.

Meetings and Committees of the Board of Directors

The Board of Directors has an Audit Committee, a Compensation and Stock Option Committee and a Corporate Governance and Nominating Committee.

The Board of Directors held a total of eight (8) meetings during 2005. During such period, each director attended at least 75% of the meetings of the Board of Directors and the committees of the Board of Directors on which the director served that were held during the applicable period of service. The Company encourages, but does not require, its directors to attend the Company’s annual stockholders meetings. Last year, all of the then-current members of the Board of Directors attended the Annual Meeting of Stockholders.

Audit Committee.    The current members of the Audit Committee are Frederick J. Schwab (Chairman), Peter M. Thomas and Veronica J. Wilson. Each of the members of the Audit Committee is “independent,” as defined in Section 303A of the New York Stock Exchange Listed Company Manual and Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board of Directors has determined that all of the members of the Audit Committee are “audit committee financial experts” as that term is defined in Item 401(h) of Regulation S-K of the Exchange Act and is “independent” as set forth in Item 7(d)(3)(iv) of Schedule 14A of the Exchange Act. The Audit Committee held eleven (11) meetings during 2005. The functions of the Audit Committee include reviewing and supervising the financial controls of the Company, appointing the Company’s independent registered public accounting firm, reviewing the books and accounts of the Company, meeting with the officers of the Company regarding the Company’s financial controls, acting upon recommendations of the auditors and taking such further actions as the Audit Committee deems necessary to complete an audit of the books and accounts of the Company. The Board of Directors has adopted a written charter for the Audit Committee.

Compensation and Stock Option Committee.    The current members of the Compensation and Stock Option Committee are Michael O. Maffie (Chairman), Luther W. Mack, Jr., and Billy G. McCoy. Each member of the Compensation and Stock Option Committee is “independent” as defined in Section 303A of the New York Stock Exchange Listed Company Manual. The Compensation and Stock Option Committee held four (4) meetings during 2005. The Compensation and Stock Option Committee’s functions include reviewing with management cash and other compensation policies for employees, making recommendations to the Board of Directors regarding compensation matters and determining compensation for the Chief Executive Officer. In addition, the Compensation and Stock Option Committee administers the Company’s stock plans and, within the terms of the respective stock plan, determines the terms and conditions of issuances thereunder. The Board of Directors has adopted a written charter for the Compensation and Stock Option Committee.

Corporate Governance and Nominating Committee.    The current members of the Corporate Governance and Nominating Committee are Billy G. McCoy (Chairman), Thomas V. Girardi, Michael O. Maffie, and Frederick J. Schwab. Each member of the Corporate Governance and Nominating Committee is “independent” as defined in Section 303A of the New York Stock Exchange Listed Company Manual. The Corporate Governance and Nominating Committee held four (4) meetings during 2005. The Corporate Governance and Nominating Committee’s functions include assisting the Board of Directors in identifying qualified individuals to become members of the Board of Directors, determining the composition and compensation of the Board of Directors and its committees, recommending to the Board of Directors the director nominees for the annual meeting of stockholders, establishing and monitoring a process of assessing the Board of Director’s effectiveness, and developing and recommending to the Board of Directors and implementing a set of corporate governance principals and procedures applicable to the Company. The Board of Directors has adopted a written charter for the Corporate Governance and Nominating Committee.

Corporate Governance; Board Independence

The Company is committed to having sound corporate governance principles and maintaining its integrity in the marketplace. The Company’s Corporate Governance Guidelines, its Code of Business Conduct and Ethics, as well as the charters for each of the committees discussed above, are available on the Company’s website at http://www.boydgaming.com. In addition, the Company will provide a paper copy of this information to stockholders upon written request.

The Board of Directors has determined that each of Thomas V. Girardi, Luther W. Mack, Jr., Michael O. Maffie, Billy G. McCoy, Frederick J. Schwab, Peter M. Thomas and Veronica J. Wilson is independent within the meaning of the Company’s director independence standards (discussed below).

To be considered “independent,” a director must be determined, by resolution of the Board of Directors as a whole, after due deliberation, to have no material relationship with the Company other than as a director. In each case, the Board of Directors shall broadly consider all relevant facts and circumstances and shall apply the following standards:

1.	a director who is an employee, or whose immediate family member is an executive officer, of the Company or any of its subsidiaries is not “independent” until three years after the end of such employment relationship;

2.	a director who receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from the Company or any of its subsidiaries, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not “independent” until three years after he or she ceases to receive more than $100,000 per year in such compensation;

3.	a director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company or any of its subsidiaries is not “independent” until three years after the end of the affiliation or the employment or auditing relationship;

4.	a director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s or any of its subsidiaries’ present executives serve on that company’s compensation committee is not “independent” until three years after the end of such service or the employment relationship;

5.	a director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company (which does not include chartable entities) that makes payments to, or receives payments from, the Company or any of its subsidiaries for property or services in an amount which, in any single fiscal year, exceeds the greater of $1.0 million, or 2% of such other company’s consolidated gross revenues, is not “independent” until three years after falling below such threshold; and

6.	any director that has a material relationship with the Company shall not be independent. Any relationship not required to be disclosed pursuant to Item 404 of Regulation S-K of the Exchange Act shall be presumptively not material. For relationships not covered by the preceding sentence, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the Board of Directors. The Company would explain in the next Proxy Statement the basis for any Board determination that a relationship is immaterial despite the fact that it does not meet the categorical standards of immateriality set forth above.

Selection of Directors

Stockholder Nominations

The policy of the Corporate Governance and Nominating Committee is to consider properly submitted stockholder nominations for candidates for membership on the Board of Directors as described below under “Identifying and Evaluating Nominees for Directors.” In evaluating such nominations, the Corporate Governance and Nominating Committee will address the membership criteria set forth under “Director Qualifications.” Any stockholder nominations proposed for consideration by the Corporate Governance and Nominating Committee should include the nominee’s name and qualifications for membership on the Board of Directors and should be addressed to:

Boyd Gaming Corporation

2950 Industrial Road, Las Vegas, Nevada 89109

Attn: Brian A. Larson, Senior Vice President, Secretary and General Counsel

In addition, the Restated Bylaws of the Company permit stockholders to nominate directors for consideration at an annual stockholder meeting. Pursuant to the Restated Bylaws, in order to make such a nomination, a stockholder is required to, not less than 60 days prior to the date of the Annual Meeting of Stockholders, deliver a notice to the Secretary of the Company setting forth:

•	the name, age, business address and the residence address of each nominee proposed in such notice;

•	the principal occupation or employment of such nominee;

•	the number of shares of capital stock of the Company which are beneficially owned by each such nominee; and

•	such other information concerning each such nominee as would be required, under the rules of the SEC, to be disclosed in Proxy Statement soliciting proxies for the election of such nominees pursuant to Regulation 14A of the Exchange Act.

Such notice must include a signed consent of each such nominee to serve as a director of the Company, if elected. In the event that a person is validly designated as a nominee in accordance with the Company’s Restated Bylaws and thereafter becomes unable or unwilling to stand for election to the Board of Directors, the Board of Directors or the stockholder who proposed such nominee, as the case may be, may designate a substitute nominee.

Director Qualifications

The Company’s Corporate Governance Guidelines contain membership criteria that apply to nominees for a position on the Board of Directors. Under these criteria, members of the Board of Directors should possess certain core competencies, some of which may include broad experience in business, finance or administration, familiarity with national and international business matters, and familiarity with the gaming industry. In addition to having one or more of these core competencies, members of the Board of Directors are identified and considered on the basis of knowledge, experience, integrity, diversity, leadership, reputation, and ability to understand the Company’s business.

Identifying and Evaluating Nominees for Directors

The Corporate Governance and Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Corporate Governance and Nominating Committee has the duty of regularly assessing the composition of the Board of Directors, including size of the Board of Directors, diversity, age, skills and experience in the context of the needs of the Board of Directors. In addition, the Corporate Governance and Nominating Committee also has the duty of identifying individuals qualified to become members of the Board of Directors. Candidates may come to the attention of the Corporate Governance and Nominating Committee through current members of the Board of Directors, professional search firms, stockholders or other persons. These candidates will be evaluated by the Corporate Governance and Nominating Committee and may be considered at any point during the year. As described above, the Corporate Governance and Nominating Committee will consider properly submitted stockholder nominations for candidates for the Board of Directors. Following verification of the stockholder status of persons proposing candidates, recommendations will be aggregated and considered by the Corporate Governance and Nominating Committee. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials will be forwarded to the Corporate Governance and Nominating Committee. Stockholder nominees that comply with the Company’s nomination procedures will receive the same consideration that the Corporate Governance and Nominating Committee nominees receive.

The Company has previously, and the Corporate Governance and Nominating Committee may in the future, review materials provided by professional search firms or other parties to identify, evaluate and recruit potential director nominees who are not proposed by a stockholder. In addition, a professional search firm may be used to make initial contact with potential candidates to assess, among other things, their availability, fit and major strengths.

Thomas V. Girardi, a member of the Board of Directors and nominee for election as a Class III director, was not previously elected by the Company’s stockholders. Pursuant to the terms of the merger agreement previously entered into between the Company and Coast Casinos, the Company was obligated to elect Mr. Gaughan and one of Mr. Gaughan’s designees to the Board of Directors following the closing of the merger and receipt of necessary gaming approvals. On February 23, 2005, pursuant to the terms of the merger agreement, the Board of Directors elected Mr. Gaughan and Mr. Girardi, Mr. Gaughan’s designee, to the Company’s Board of Directors. Mr. Girardi was identified as a potential nominee by Mr. Gaughan. Mr. Girardi was recommended as a nominee to the Board of Directors for election at the Annual Meeting by the Corporate Governance and Nominating Committee.

Luther W. Mack, Jr., a member of the Board of Directors and nominee for election as a Class III director, was not previously elected by the Company’s stockholders. Mr. Mack was originally identified as a potential nominee by the Chief Executive Officer. Mr. Mack was recommended as a nominee to the Board of Directors for election at the Annual Meeting by the Company’s Corporate Governance and Nominating Committee.

Presiding Director; Stockholder Communication with Directors

The Company’s independent directors designate one non-management director to serve as the Presiding Director to chair the Board of Director’s non-management director sessions. The Presiding Director serves for a one-year term, provided that no Presiding Director serves for more than three years in any five-year period. The Company’s independent directors have designated Michael O. Maffie as the Company’s Presiding Director. The Company’s stockholders and other interested parties may communicate with the Board of Directors and the Presiding Director by filling out the form at www.boydgaming.com or by writing to:

Boyd Gaming Corporation

2950 Industrial Road, Las Vegas, Nevada 89109

Attn: Brian A. Larson, Senior Vice President, Secretary and General Counsel

Inquiries sent by e-mail will go simultaneously to the Company’s General Counsel and the Presiding Director. Inquiries sent by mail will be reviewed by the Company’s General Counsel and if they are relevant to, and consistent with, the Company’s operations and policies, they will be forwarded to the Presiding Director.

Executive Compensation and Other Information

The following table sets forth the cash compensation earned for services performed for the Company during the calendar years ended December 31, 2005, December 31, 2004 and December 31, 2003 by the Company’s Chief Executive Officer and each of its other four most highly compensated executive officers, who are referred to collectively as the “Named Executive Officers.”

Summary Compensation Table

Long-Term Compensation
Name and Principal Position	Annual Compensation(1)			Awards	Payouts
				Securities Underlying Options/SARs(#)	LTIP Payouts ($)(2)	All Other Compensation ($)(3)
	Year	Salary($)	Bonus($)
William S. Boyd Chairman and Chief Executive Officer	2005 2004 2003	1,500,000 1,166,667(5) 1,100,000	2,250,000(4) 2,250,000(4) 0	305,000 425,000 425,000	650,000 709,000 769,450	22,367 19,131 32,880

Robert L. Boughner Vice President and Secretary of BAC, Chief Executive Officer of MDDC and President and Chief Executive Officer of Echelon	2005 2004 2003	825,000(6) 725,000(6) 700,000(6)	446,534(6) 406,327(6) 1,210,321(6)	115,000 150,000 125,000	325,000(6) 354,500(6) 391,720	8,639 8,875 9,375

Keith E. Smith President and Chief Operating Officer	2005 2004 2003	600,000 500,000 450,000	336,000 280,000 90,000	115,000 150,000 125,000	325,000 354,500 251,820	10,509 14,223 10,003

Ellis Landau Executive Vice President and Chief Financial Officer	2005 2004 2003	500,000 450,000 400,000	280,000 252,000 180,000(7)	80,000 100,000 100,000	325,000 354,500 223,840	10,107 10,546 9,410

Michael J. Gaughan Chief Executive Officer of Coast Casinos	2005 2004 2003	850,750 402,673(9) —	200,000(8) 125,000(8) —	115,000 150,000 —	0 0 —	10,398 2,801(9) —

(1)

The aggregate incremental cost to the Company of providing perquisites such as personal use of the Company’s corporate aircraft (which is only provided to certain senior executive officers) and a company car (which is only provided to the Chief Executive Officer), as well as other personal benefits during the indicated periods did not exceed, as to any Named Executive Officer, the lesser of $50,000 or 10% of the total salary and bonus paid to such Named Executive Officer for any such year and, accordingly, is omitted from the table.
(2)	These amounts were paid under the Company’s 2000 Executive Management Incentive Plan.
(3)	Amounts represent the Company’s Profit Sharing and 401(k) Plan contributions, payments of term life insurance premiums and medical cost reimbursement. In the year ended December 31, 2005, the Company’s Profit Sharing and 401(k) Plan contributions were $6,150 for each of Messrs. Boyd, Boughner, Smith and Landau and $8,400 for Mr. Gaughan. In the year ended December 31, 2005, life insurance premium payments by the Company were $2,083 for each of Messrs. Boyd, Boughner, Smith and Landau and $1,998 for Mr. Gaughan. In the year ended December 31, 2005, medical reimbursements were $14,134, $406, $2,276 and $1,874 for Messrs. Boyd, Boughner, Smith and Landau, respectively. Mr. Gaughan did not receive any medical reimbursement during 2005.
(4)	$2,000,000 of this amount was paid under the Company’s 2000 Executive Management Incentive Plan. A special bonus in the amount of $250,000 was approved by the Company’s Compensation and Stock Option Committee and paid to Mr. Boyd in recognition of the loss of a benefit that Mr. Boyd previously received under certain split-dollar life insurance arrangements that were terminated by the Company on or before December 31, 2003. Mr. Boyd is also entitled to receive a bonus in the same amount in 2006.
(5)	Mr. Boyd’s salary was increased from $1,100,000 to $1,200,000 effective as of May 1, 2004.
(6)	MDDC reimbursed the Company for Mr. Boughner’s annual bonus, which was calculated pursuant to the Borgata annual incentive plan, and reimbursed the Company for Mr. Boughner’s base salary and LTIP payout for the calendar year ended December 31, 2005. MDDC reimbursed the Company for Mr. Boughner’s base salary, annual bonus and LTIP payout for the calendar year December 31, 2004. MDDC reimbursed the Company for Mr. Boughner’s base salary and his annual bonus for the calendar year ended December 31, 2003. MDDC also reimbursed the Company for a bonus in the amount of $1,000,000 paid to Mr. Boughner during 2003 relating to the opening of Borgata Hotel Casino and Spa. For more information, see “—Certain Business Relationships and Related-Party Transactions.”
(7)	MDDC reimbursed the Company for a bonus in the amount of $100,000 paid to Mr. Landau during 2003 relating to the opening of Borgata Hotel Casino and Spa.
(8)	Amounts represent a discretionary annual bonus approved by the Company’s Compensation and Stock Option Committee. In 2004 and 2005, Mr. Gaughan did not participate in the Company’s annual incentive plan.
(9)	Represents amounts paid to Mr. Gaughan by the Company after the closing of the Boyd/Coast merger on July 1, 2004.

The following table sets forth the individual grants of stock options/SARs made by the Company during the fiscal year ended December 31, 2005 to each of the Named Executive Officers.

Options/SAR Grants in Last Fiscal Year

Name	Individual Grants				Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
	Number of Securities Underlying Options/SARs Granted(#)	Percent of Total Options/SARs Granted to Employees in Fiscal Year(1)	Exercise or Base Price ($/Share)	Expiration Date
					5%($)	10%($)
William S. Boyd	305,000	16.2%	$39.96	10/19/15	7,664,842	19,424,214
Robert L. Boughner	115,000	6.1%	$39.96	10/19/15	2,890,022	7,323,884
Keith E. Smith	115,000	6.1%	$39.96	10/19/15	2,890,022	7,323,884
Ellis Landau	80,000	4.2%	$39.96	10/19/15	2,010,450	5,094,876
Michael J. Gaughan	115,000	6.1%	$39.96	10/19/15	2,890,022	7,323,884

(1)	Based on options for 1,884,000 shares granted to employees in 2005. All options were granted at fair market value, have ten-year terms and vest ratably over three years. Additional options issued to non-employee directors, representing 11,000 shares, have ten-year terms and vest ratably over four years.

(2)	The potential realizable value is calculated based on the term of the option at its time of grant (10 years). It is calculated by assuming that the stock price appreciates at the indicated rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. No gain to the option holder is possible unless the stock price increases over the exercise price at some time, after vesting during the term of the option.

The following table sets forth, for each Named Executive Officer, certain information regarding shares acquired upon exercise of options during the last fiscal year and the year end value of unexercised options.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

Name	Shares Acquired upon Exercise(#)	Value Realized($)	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year-End(#) Exercisable/Unexercisable	Value of Unexercised In-The-Money Options/SARs Fiscal Year-End($) Exercisable/ Unexercisable(1)
William S. Boyd	906,666	33,435,343	425,001 / 729,999	11,016,026 / 10,172,724
Robert L. Boughner	41,667	1,562,321	91,666 / 256,666	1,813,730 / 3,368,394
Keith E. Smith	0	0	216,667 / 256,666	5,744,178 / 3,368,394
Ellis Landau	175,001	6,787,038	100,000 / 179,999	2,492,653 / 2,456,982
Michael J. Gaughan	0	0	50,000 / 215,000	545,000 / 1,975,500

(1)	Value is based on the closing price of the Company’s Common Stock on the New York Stock Exchange on December 30, 2005 ($47.66), less the exercise price.

The following table sets forth information regarding performance awards granted during 2005 under the Company’s 2000 Executive Management Incentive Plan, which is referred to as the “2000 MIP,” to each of the Named Executive Officers. The 2000 MIP currently provides for a payment of cash at the end of a three-year period based on the Company’s achievement of pre-established performance targets. If these performance targets are achieved, payments for awards granted in 2005 will be made shortly after the end of 2007.

Long Term Incentive Plan Awards in Last Fiscal Year

		Estimated Future Payouts($)
Name	Performance Period Until Payout	Below Threshold ($ Award)	Threshold(2)$	Target(1)$	Maximum(2)$
William S. Boyd	3 years	0	250,000	500,000	750,000
Robert L. Boughner	3 years	0	125,000	250,000	375,000
Keith E. Smith	3 years	0	125,000	250,000	375,000
Ellis Landau	3 years	0	125,000	250,000	375,000
Michael J. Gaughan	3 years	0	125,000	250,000	375,000

(1)	Represents target performance awards under the 2000 MIP for the 2005-2007 award period. Actual dollar amounts to be paid out at the end of this three-year period will be based on three components (each, a “Target”): (i) the Company’s achieving a target earnings-per-share figure; (ii) the Company’s stock performance compared to a peer group of companies; and (iii) relative growth in the Company’s aggregate earnings per share compared to the growth in earnings per share of the companies in the Standard and Poor’s MidCap 400 Index.
(2)	Threshold represents amounts payable upon achieving 80% of the Targets. Maximum represents amounts payable upon achieving 120% of the Targets. No payout will be made on a Target unless the Company achieves 80% of such Target for the period.

The following table provides additional information regarding the Company’s equity compensation plans in effect at December 31, 2005.

Equity Compensation Information

	(a)	(b)	(c)
Plan Category	Number of Shares to be Issued upon Exercise of Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Shares Remaining Available for Future Issuance under Equity Compensation Plans (excluding shares reflected in column(a))
Equity compensation plans approved by stockholders	6,587,229(1)	$28.71	5,226,094(2)
Equity compensation plans not approved by stockholders	—	—	—

Total	6,587,229(1)	$28.71	5,226,094(2)

(1)	Includes options to purchase shares outstanding under the Company’s 1993 Flexible Stock Incentive Plan, 1993 Director’s Non-Qualified Stock Option Plan, 1996 Stock Incentive Plan and 2002 Stock Incentive Plan.
(2)	Includes shares available for future issuance under the 1993 Director’s Non-Qualified Stock Option Plan, 1996 Stock Incentive Plan and 2002 Stock Incentive Plan, and also includes shares authorized to be issued under the Company’s 1996 Stock Incentive Plan and 2002 Stock Incentive Plan pursuant to awards of restricted stock that may be granted under the Company’s 2000 MIP.

Report of the Compensation and Stock Option Committee on Executive Compensation

Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933 or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report, the Stock Performance Graph and the Report of the Audit Committee which follow shall not be deemed to be incorporated by reference into any such filings.

The Compensation and Stock Option Committee (“Compensation Committee”) reviews with management cash and other compensation policies for the Company’s employees. In addition, the Compensation Committee reviews the performance of the Company’s executive officers and all components of the executive officers’ compensation, including base salary, short and long-term bonuses and equity compensation, and determines the compensation for the Chief Executive Officer. The Compensation Committee also reviews and evaluates the effectiveness of the Company’s overall executive compensation program on a regular basis, administers the Company’s stock plans and, within the terms of the respective stock plan, determines the terms and conditions of issuances thereunder. The members of the Compensation Committee approved the Chief Executive Officer’s recommendation regarding the compensation of the executive officers of the Company, including the Named Executive Officers.

In late 2004, the Compensation Committee retained Hewitt Associates to review certain components of the Company’s executive compensation. This study focused on the five most highly compensated officers and other members of the Company’s Management Committee. The study involved total compensation for these individuals and included base pay, short and long-term bonuses and equity awards. Based in part on this study and the recommendations of Hewitt Associates, in late 2005 the Compensation Committee proposed, and the Board began to adopt, certain compensation changes for implementation in 2006. The initial changes include imposing stock ownership guidelines for all directors and certain members of senior management and simplifying the 2000 MIP performance measures.

Compensation Policies

The Compensation Committee’s executive compensation policies are designed to provide competitive levels of compensation that closely link pay with the Company’s annual objectives and long-term goals, reward above- average corporate performance, recognize individual initiative and achievements and assist the Company in attracting and retaining qualified executives. The compensation of the Company’s executive officers and the Chief Executive Officer are set at levels that the Compensation Committee intends to be competitive with others in the Company’s industry, based on public information with respect to compensation paid by leading casino hotel companies including, but not limited to, companies in the Peer Group, as that term is defined below under “—Stock Performance Graph.” Companies in the Peer Group are selected for the purpose of comparing compensation practices on the basis of a number of factors relative to the Company, such as their size and complexity, the nature of their businesses, the regions in which they operate, the structure of their compensation programs and the availability of compensation information.

There are three primary elements in the Company’s executive compensation program:

•	Base salary;

•	Short and long-term bonuses; and

•	Stock options.

Individual base salaries are established based on an executive officer’s historical contribution and future importance to the Company. Salaries are reviewed annually and adjusted from time to time to recognize individual performance, promotions and competitive compensation levels and other subjective factors, without assigning a specific weight to individual factors.

Bonuses are paid pursuant to:

•	an annual management incentive plan, in which all executive officers participate, including all of the Named Executive Officers beginning in 2006, as well as certain management personnel at the individual properties and at the corporate level; and

•	the 2000 MIP, under which certain executive officers, including the Chief Executive Officer, participate.

Bonus awards under the annual management incentive plan are set as a percentage of base salary, with the specific target percentage determined by the person’s position, level and scope of responsibility within the Company so that highly compensated executives receive a relatively larger percentage of their total compensation in bonuses dependent on performance. The award of bonuses is dependent on the achievement of specified goals. The achievement of quantitative goals at the department, property and corporate levels is the primary factor in determining individual bonuses, and such goals are linked to the achievement of specified earnings and other performance targets. In addition, the Chief Executive Officer has been given the authority by, and acts under the oversight of, the Compensation Committee to use his discretion to make determinations regarding payments to be made under the annual management incentive plan. Under this plan in 2005, bonuses were paid to the following Named Executive Officers: Mr. Smith and Mr. Landau. Mr. Boyd, the Chief Executive Officer of the Company, Mr. Boughner, the Chief Executive Officer of MDDC, and Mr. Gaughan, the Chief Executive Officer of Coast Casinos, did not participate in this plan in 2005. As discussed below, through 2005, the Company’s 2000 MIP provided annual bonus awards to the Chief Executive Officer if certain annual targets were achieved. Mr. Boughner’s 2005 annual bonus was awarded to him pursuant to the Borgata annual incentive plan, which plan is based on the achievement of specified goals at the MDDC level. Mr. Gaughan’s 2005 annual bonus was paid to him pursuant to a discretionary bonus plan that was approved by the Compensation Committee and which had been utilized across the Coast Casino properties. Beginning in 2006, all of the Named Executive Officers, including the Chief Executive Officer, Mr. Boughner and Mr. Gaughan, will participate in the Company’s annual management incentive plan for their short term bonus.

The Company’s 2000 MIP provides bonus awards to selected members of senior management, including the Chief Executive Officer of the Company, if certain long-term targets are achieved. The 2000 MIP’s long-term performance period has been established as a three-year period, with the first such three-year period ended on December 31, 2000 and subsequent three-year periods ending each year thereafter. For the three-year performance periods commencing on January 1, 2004 and 2005, there were seven individuals eligible for these awards, including the Named Executive Officers (except that Mr. Gaughan did not participate prior to January 1, 2005). For the three-year performance period commencing on January 1, 2006, there are eight individuals eligible for these awards, including all of the Named Executive Officers other than the Chief Executive Officer. For the three-year performance period that began in January 2006, the performance criteria for awards under the 2000 MIP relate to the relative growth in the Company’s total stock return, which takes dividends into account, (“Total Stock Return”) compared to the growth in the Total Stock Return of the companies included in Standard and Poor’s MidCap 400 Index.

The Company believes that a significant component of the compensation paid to the Company’s executives over the long-term should be derived from stock-based compensation. The Company strongly believes that stock price appreciation and stock ownership in the Company are a valuable incentive to executives and that the grant of stock options to them serves to further align their interests with the interests of the stockholders as a whole and encourages them to manage the Company in its best long-term interests. The Compensation Committee determines whether to grant stock options, as well as the amount of the grants, based on a person’s position within the Company.

In addition, the Company provides certain senior executive officers, including its Chief Executive Officer, with perquisites that it believes are reasonable, competitive and consistent with other gaming operators and the Company’s overall executive compensation program. The Company believes that its perquisites help it to hire and retain the qualified executives. Certain senior executive officers, as designated by the Chief Executive Officer and pursuant to the Company’s internal policies, may use Company aircraft for personal travel on a limited basis. Such executive officers are imputed with income in an amount equivalent to the Standard Industry Fare Level, as defined in the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), rate for such use and are required to advance to the Company an amount estimated to cover the incidental out of pocket costs attributed to such use.

Compensation of Chief Executive Officer

In establishing the overall compensation of the Chief Executive Officer, the Compensation Committee reviewed all components of his compensation. Consistent with the Company’s overall executive compensation program, the compensation of the Chief Executive Officer is composed of base salary, short and long-term bonuses and stock options. The Chief Executive Officer’s base salary was increased from $1,200,000 annually to $1,500,000 effective January 1, 2005 in recognition of the exemplary performance of the Company through its successful expansion during 2004. The Compensation Committee noted in particular the Company’s recent financial performance, the Company’s stock price performance, the successful completion and integration of the Coast Casinos acquisition, and the performance of the Borgata. In addition, the Compensation Committee considered a number of other factors, including the record of leadership and vision provided by the Chief Executive Officer since co-founding California Hotel and Casino, the Company’s predecessor and now one of its subsidiaries, in 1973; the identification of the Company with the Chief Executive Officer by the Company’s employees, the financial community and the general public; and the recognition by the Compensation Committee and others in the gaming industry of the importance of his leadership, creativity and other personal attributes to the Company’s continued success. The importance of these attributes as it relates to the Company’s current Chief Executive Officer are deemed valuable to the success of the Company and thereby warrant individual consideration. The Compensation Committee has not found it practicable to, and has not attempted to, assign relative weights to the specific factors considered in determining the compensation of the Chief Executive Officer.

The Chief Executive Officer participates in the 2000 MIP, re-approved by the Company’s stockholders at the Annual Meeting in 2005, for both his 2005 annual and long-term bonus. The 2000 MIP, among other things, provides for annual incentive awards to certain of the Company’s key executives who are “covered employees” within the meaning of Section 162(m) of the Internal Revenue Code and is administered by the Compensation Committee. In determining awards to be made under the 2000 MIP, the Compensation Committee may approve a formula based on one or more objective criteria to measure corporate performance. Performance criteria must include one or more of the following: the Company’s pre- or after-tax earnings, revenue growth, operating income, operating cash flow, return on net assets, return on stockholders’ equity, return on assets, return on capital, share price growth, stockholder returns, gross or net profit margin, earnings per share, price per share and market share, any of which may be measured either in absolute terms, or as compared to any incremental increase, or as compared to results of a peer group. The annual maximum amount of cash compensation payable in 2005 to a participant under the 2000 MIP is $2,000,000 per year for each of the annual and long-term bonus. With respect to Mr. Boyd’s annual bonus, for the twelve months ended December 31, 2005, Mr. Boyd’s performance criteria was pre-tax income for which he received a bonus of $2,000,000 under the 2000 MIP. Additionally, a special bonus in the amount of $250,000 was approved by the Compensation Committee and paid to Mr. Boyd in recognition of the loss of a benefit that Mr. Boyd previously received under certain split-dollar life insurance arrangements, which were terminated by the Company on or before December 31, 2003. Mr. Boyd is entitled to receive a special bonus in the same amount in each of 2004, 2005 and 2006. As discussed above, beginning in 2006, Mr. Boyd will participate in the Company’s annual management incentive plan for his annual bonus.

The Chief Executive Officer was one of the participants in the long-term bonus program under the 2000 MIP. Under that Plan, his target award for the three-year period ended December 31, 2005 was $500,000, subject to an award payment threshold of $250,000 and a maximum award payment of $750,000. The 2005 target award was comprised of two performance criteria, which, for the measurement period, were a cumulative target earnings per share for which the target award was $300,000, and stock price performance relative to a specified peer group for which the target award was $200,000. Mr. Boyd received an award of $450,000 for the first performance criterion and $200,000 for the second performance criterion for a total long-term bonus award of $650,000 pursuant to the 2000 MIP. Mr. Boyd will not participate in the long term bonus program under the 2000 MIP for the 2006-2008 three-year performance period.

The Compensation Committee’s Conclusion

Based on the review discussed in this report, the Compensation Committee finds the Chief Executive Officer’s and the Named Executive Officer’s total compensation in the aggregate to be reasonable and not excessive.

Policy Regarding Deductibility of Compensation

Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1.0 million paid to the Chief Executive Officer or any of the other four most highly compensated executive officers. Generally, awards under the 2000 MIP, which is a qualified performance-based compensation plan, will not be subject to the deduction limit if certain requirements are met. The Company has structured certain other performance-based portions of its executive officers’ compensation, including the annual management incentive plan, in a manner that is designed to comply with the exceptions to the deductibility limitations of Section 162(m).

The Compensation Committee believes, however, that in certain circumstances factors other than tax deductibility take precedence when determining the forms and levels of executive compensation most appropriate and in the best interests of the Company and its stockholders. Given the Company’s changing industry and business, as well as the competitive market for outstanding executives, the Compensation Committee believes that it is important for such committee to retain the flexibility to design compensation programs consistent with its overall executive compensation program, even if some executive compensation is not fully deductible. Accordingly, the Compensation Committee has from time to time approved elements of compensation for certain officers that are not fully deductible, and reserves the right to do so in the future, when appropriate.

Michael O. Maffie, Chairman

Luther W. Mack, Jr.

Billy G. McCoy

Members, Compensation and Stock Option Committee

Report of the Audit Committee

To the Board of Directors:

We have reviewed and discussed with management the Company’s audited financial statements as of and for the fiscal year ended December 31, 2005.

We have discussed with Deloitte & Touche LLP (“Deloitte & Touche”), the Company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

We have received and reviewed the written disclosures and the letter from Deloitte & Touche required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, and have discussed with the auditors their independence.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

During the course of 2005, the Audit Committee continued to oversee the Company’s efforts related to its internal control over financial reporting and management’s preparation for the evaluation in 2006. The Audit Committee was kept apprised of the progress of the 2005 evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee reviewed periodic updates provided by management, members of the Company’s internal audit group, and Deloitte & Touche. At the conclusion of the process, management, as well as members of the Company’s internal audit group, provided the Audit Committee with, and the Audit Committee reviewed, a report on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee also reviewed the report of management control in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 filed with the SEC, as well as Deloitte & Touche’s Report of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K related to its audit of the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting.

We have also considered whether the provision of services by Deloitte & Touche, other than services related to the audit of the financial statements referred to above and the review of the interim financial statements included in the Company’s quarterly reports on Form 10-Q for the most recent fiscal year, is compatible with maintaining the independence of Deloitte & Touche.

Frederick J. Schwab, Chairman

Peter M. Thomas

Veronica J. Wilson

Members, Audit Committee

Compensation and Stock Option Committee Interlocks and Insider Participation

The Company’s Compensation and Stock Option Committee consists of Messrs. Maffie, Mack, and McCoy. None of the Company’s executive officers serves as a director or member of the compensation committee (or other board committee performing equivalent functions) of another entity that has one or more executive officers serving on the Company’s Compensation and Stock Option Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors, certain of the Company’s officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file an initial report of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC. Such officers, directors and 10% stockholders are also required by the SEC rules to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for such persons, the Company believes that, with the exceptions noted below, during 2005 all Section 16(a) filing requirements applicable to such officers, directors and 10% stockholders were complied with. On February 7, 2006, each of William S. Boyd and Marianne Boyd Johnson filed late a Form 4 reflecting Mr. Boyd’s resignation as trustee of certain grantor retained annuity trusts, and the resignation as general partner by W.S.B., Inc. (which is wholly owned by The William S. Boyd Gaming Properties Trust, of which Mr. Boyd is the trustee, settler and beneficiary) from certain partnerships. Ms. Johnson succeeded Mr. Boyd as trustee of the trusts, and The Marianne E. Boyd Gaming Properties Trust succeeded W.S.B., Inc. as general partner of the partnerships. The resignations and successions occurred on November 20, 2005, and were effected solely for estate planning purposes.

Certain Business Relationships and Related-Party Transactions

The Company, through Boyd Atlantic City, Inc. (“BAC”), its wholly owned subsidiary, and a wholly owned subsidiary of MGM MIRAGE have entered into a limited liability company operating agreement to construct, own and operate Borgata Hotel Casino and Spa. The Company, through BAC, owns a 50% interest in MDDC, the operating company created pursuant to the agreement. In connection with the Company’s oversight and responsibility for Borgata’s operations, the Company directly, or indirectly through its subsidiaries, has from time to time provided various services to MDDC, including services required pursuant to the agreement. Pursuant to the terms of the agreement, MDDC reimbursed the Company for Mr. Boughner’s 2005 annual bonus, which was calculated pursuant to the Borgata annual incentive plan, and reimbursed the Company for Mr. Boughner’s 2005 base salary and long term bonus (LTIP payout). For more information on Mr. Boughner’s compensation for 2005, see the Summary Compensation Table set forth under “Proposal 1—Election of Directors—Executive Compensation and Other Information.”

The Company also provides MDDC with the use of the Company’s corporate aircraft for which it is reimbursed. For 2005, such reimbursements equaled approximately $134,900. Mr. Boughner, a member of the Company’s Board of Directors, is also the Chief Executive Officer of MDDC.

Marianne Boyd Johnson, William R. Boyd and Samuel J. Boyd are the children of William S. Boyd, the Company’s Chairman and Chief Executive Officer. Marianne Boyd Johnson, Vice Chairman of the Board of Directors and Senior Vice President, received total salary and bonuses in the amount of $479,000 for fiscal year 2005 and is receiving a base salary in the amount of $220,000 for fiscal year 2006. William R. Boyd, a Vice President and member of the Company’s Board of Directors, received total salary and bonuses in the amount of $443,500 for fiscal year 2005 and is receiving a base salary in the amount of $190,000 for fiscal year 2006. Samuel J. Boyd, Executive Host at Sam’s Town Hotel, Gambling Hall and Bowling Center in Las Vegas, Nevada, received total salary and bonus in the amount of $129,348 for fiscal year 2005 and is receiving a base salary in the amount of $100,270 for fiscal year 2006.

Coast Hotels, a subsidiary of Coast Casinos, and several other subsidiaries of the Company (collectively, the “Boyd Subsidiaries”) maintain numerous racetrack dissemination contracts with Las Vegas Dissemination Company, Inc. (“LVDC”). Michael J. Gaughan’s son, John Gaughan, is the president and sole stockholder of LVDC. LVDC has been granted a license by the Nevada Gaming Authorities to disseminate live racing for those events and tracks for which it enters into contracts and has been granted the exclusive right to disseminate all pari-mutuel services and race wire services to Nevada casinos. Under these dissemination contracts, the Boyd Subsidiaries pay to LVDC between 3% and 5% of the wagers it accepts for races held at the racetracks covered by the respective contracts. The Boyd Subsidiaries also pay to LVDC a monthly fee for race wire services. The terms on which the dissemination services are provided are regulated by the Nevada Gaming Authorities. Additionally, certain Boyd Subsidiaries have other agreements with LVDC, which are not subject to regulation by the Nevada Gaming Authorities, to provide ancillary services, equipment and support to the race and sports book operations of such Boyd Subsidiaries. For fiscal year 2005, the Boyd Subsidiaries incurred aggregate expenses to LVDC of approximately $4,200,000. Michael J. Gaughan is a member of the Board of Directors of the Company and the Chief Executive Officer of Coast Casinos and Coast Hotels.

Coast Benefits, a division of Coast Hotels, operates a Group Benefits Plan in which qualified employees of Coast Hotels are entitled to participate. Eligible employees that participate in the plan are permitted to elect coverage for their dependents, for a fee, through payroll deduction. Previously, Coast Benefits also offered participation in the Group Benefits Plan to other entities in which Mr. Gaughan has an interest, including Michael J. Gaughan Airport Slot Concession, Inc. (“Gaughan Slot Concession”), Orleans Motor Sports, Inc. and Kroyer Racing Engines, LLC (collectively, the “Related Entities”). Effective January 1, 2005, Coast Benefits no longer insures the Related Entities. During 2005, Coast Benefits paid a total of $231,114 on behalf of the Related Entities for insurance claims incurred in 2004, with the final payment made in October 2005. Coast Benefits was reimbursed in full by the Related Entities for these payments.

In addition to the Coast Benefits related payments noted above, during 2005 Coast Casinos paid various equipment and other expenses in the amount of $56,903 on behalf of Gaughan Slot Concession, which amounts were reimbursed in full during that same year. Mr. Gaughan maintains funds on deposit with Coast Casinos in an amount sufficient to fund, from time to time, those certain related-party disbursements discussed herein. Mr. Gaughan owns Gaughan Slot Concession, which operates and manages certain slot concessions at McCarran International Airport in Las Vegas, Nevada.

Mr. Gaughan is the sole owner of Gaughan Flying, LLC, an entity that owns an aircraft that is used for, among other things, business purposes related to the Company. During 2005, the Company paid $178,697 to Gaughan Flying, LLC in connection with the use of the aircraft for such business purposes.

Paula Gaughan, the wife of Michael J. Gaughan, owns Rocking K Arena, LLC and Rocking K Productions, LLC (collectively, “Rocking K”). Rocking K owns and operates a ranch as well as coordinates and produces various equestrian related events. During 2005, the Company provided Rocking K certain advertising and other services in an amount equal to $60,670, of which $57,336 was reimbursed by the Rocking K during that same year. Additionally, in February 2006, the Company entered into an arena license agreement with Rocking K for the production of an equestrian event to be held in late February through early March 2006 at the South Coast Hotel and Casino. The Company paid Rocking K a sponsorship fee of $50,000 for services provided pursuant to that license agreement.

Michael J. Gaughan, Jr., the son of Mr. Gaughan, is currently the general manager of the South Coast Hotel and Casino, in Las Vegas, Nevada. For fiscal year 2005, Michael J. Gaughan, Jr. received total salary and bonus in the amount of $244,500 and he is receiving a base salary of $300,000 for fiscal year 2006.

Michael J. Gaughan, Jr. was previously an owner of Coast Vacations, Inc., a travel agency operating under the name Las Vegas Vacations (“LVV”), that marketed Coast Casinos’ hotel-casino properties to residents of Vancouver, Canada. Coast Hotels had agreed to pay LVV approximately $10,000 per month to promote its hotel-casinos subject to certain conditions designed to assure that LVV was utilizing such funds in a productive manner and for purposes that benefit Coast Casinos. Effective November 2005, Boyd Travel, Inc., a wholly owned subsidiary of the Company, purchased all of the common stock of LVV for $32,000, of which $16,000 was paid to Michael J. Gaughan, Jr. Prior to the acquisition by Boyd Travel, Inc., Coast Casinos paid approximately $110,000 to LVV during the 2005 fiscal year.

In February 2006, the Company acquired a 40-acre parcel in North Las Vegas, Nevada for approximately $35,000,000 for the development of a Las Vegas locals casino. The land was purchased from Exber, Inc., a Nevada corporation, that is primarily owned (approximately 69.1%) by Jackie Gaughan, Michael J. Gaughan’s father.

Stock Performance Graph

The performance graph below compares the cumulative total stockholder return of the Company with the cumulative total return of a peer group, which is referred to as the “Peer Group,” consisting of Aztar Corporation, Harrah’s Entertainment, Inc., Isle of Capri Casinos, Inc. and Station Casinos, Inc., and the cumulative total returns of the Russell 2000 Stock Index, which is referred to as the “Russell 2000.” Argosy Gaming Company, Inc. and Mandalay Resort Group have been omitted from the “Peer Group” due to their respective mergers during the prior year. The performance graph assumes that, on December 31, 2000, $100 was invested in the Company’s Common Stock, in the common stock of the Peer Group and in the Russell 2000. In accordance with guidelines of the SEC, the stockholder return for each company in the Peer Group indexes has been weighted on the basis of market capitalization as of the beginning of the period. The stock price performance shown in this graph is neither necessarily indicative of, nor intended to suggest, future stock price performance.

COMPARISON OF CUMULATIVE TOTAL RETURN

Among Boyd Gaming Corporation, the Peer Group and the Russell 2000

PROPOSAL 2—Ratification of Independent Registered Public Accounting Firm

Deloitte & Touche LLP (“Deloitte & Touche”) has served as the independent registered public accounting firm of the Company and California Hotel and Casino, the Company’s predecessor, since 1981 and has been appointed by the Audit Committee to continue as the Company’s independent registered public accounting firm for the year ending December 31, 2006. In the event that stockholder ratification of this selection of auditors is not approved by a majority of the shares of the Common Stock voting at the Annual Meeting in person or by proxy, the Audit Committee will review its future selection of auditors. A representative of Deloitte & Touche is expected to be present at the Annual Meeting and will have an opportunity to make a statement and respond to appropriate questions.

The Audit Committee considered whether Deloitte & Touche’s provision of any professional services, other than its audits of the Company’s annual financial statements and the effectiveness of the Company’s internal controls over financial reporting, reviews of quarterly financial statements and other audit-related services, is compatible with maintaining the auditor’s independence.

Fees Billed by Deloitte & Touche

The following table sets forth the aggregate fees billed by Deloitte & Touche for the audits and other services provided to the Company for fiscal years 2005 and 2004.

	2005	2004
Audit Fees (1)	$1,375,000	$1,649,000
Audit-Related Fees (2)	358,000	384,000
Tax Fees (3)	87,000	198,000
All Other Fees (4)	2,000	43,000

Total	$1,822,000	$2,274,000

(1)	Audit fees represent fees for professional services provided in connection with the audit of the Company’s financial statements, the review of the Company’s quarterly financial statements and the audit of the effectiveness of the Company’s internal controls over financial reporting.
(2)	Audit-related fees consist of services provided in connection with regulatory and employee benefit plan audits and services related to the Company’s debt offerings.
(3)	Tax fees consist of tax consultation and planning fees and tax compliance services.
(4)	All other fees consist of services related to consultation matters.

Audit Committee Pre-Approval of Audit and Non-Audit Services

The Company’s Audit Committee pre-approves all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the Company’s independent registered public accounting firm. Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. The Audit Committee has delegated its pre-approval authority to the Chairman of the Audit Committee. The Chairman is required to report any decisions to the Audit Committee at the next scheduled meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE

APPOINTMENT OF DELOITTE & TOUCHE AS THE COMPANY’S INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2006.

PROPOSAL 3—Approval of an Amendment to and a Restatement of the Company’s

2000 Executive Management Incentive Plan

The Company’s stockholders are being asked to approve an amendment to and a restatement of the Boyd Gaming Corporation 2000 Executive Management Incentive Plan (the “2000 MIP”). Subject to stockholder approval, the Board of Directors approved an amendment to and a restatement of the 2000 MIP to (a) increase the maximum award payable under the 2000 MIP to a participant for any plan year or plan cycle from $2 million to $4 million and (b) make certain other administrative changes to the 2000 MIP.

The Board of Directors and the stockholders last approved the 2000 MIP in the year 2005. To maintain the deductibility of bonus payments made under the 2000 MIP, Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), requires that the 2000 MIP be approved by the Company’s stockholders.

The 2000 MIP provides the Company’s key executives with the opportunity to earn incentive awards based on the achievement of goals relating to the performance of the Company and its business units.

Background

The 2000 MIP is a performance-based bonus plan pursuant to which the Company rewards management for achieving certain performance objectives. Under Section 162(m) of the Code, the federal income tax deductibility of compensation paid to the Company’s Chief Executive Officer and to each of its four other most highly compensated executive officers may be limited to the extent that such compensation exceeds $1 million in any one year. However, the Company may deduct compensation in excess of that amount if it qualifies as “performance-based compensation,” as defined in Section 162(m). The 2000 MIP is designed to qualify payments thereunder as performance-based compensation, so that the Company may continue to receive a federal income tax deduction for the payment of incentive bonuses to its executive officers.

Description of the 2000 MIP

The following paragraphs provide a summary of the principal features of the 2000 MIP (as amended and restated) and its operation. A form of the 2000 MIP is set forth in its entirety as Appendix A to this Proxy Statement. The following summary is qualified in its entirety by reference to Appendix A.

Purpose of the 2000 MIP

The 2000 MIP is intended to increase stockholder value and the success of the Company by motivating key employees to perform to the best of their abilities and achieve the Company’s objectives.

Administration of the 2000 MIP

The 2000 MIP will be administered by the Company’s Compensation and Stock Option Committee (the “Committee”).

Eligibility to Receive Awards

All officers and key employees of the Company or any subsidiary of the Company are eligible to participate in the 2000 MIP. Participation in the 2000 MIP by any particular officer or employee is determined annually in the sole discretion of the Committee. In selecting participants for the 2000 MIP, the Committee will choose officers and employees of the Company or any subsidiary of the Company who are likely to have a significant impact on Company performance. For 2006, there are eight participants in the 2000 MIP. Future participation will be in the sole discretion of the Committee, but it currently is expected that eight officers and employees will participate each year.

Target Awards and Performance Goals

The 2000 MIP will pay awards based on a plan period which consists of either a single plan year or two or more consecutive fiscal years of the Company known as a plan cycle. For each plan period (or portion of a plan period), the Committee will establish in writing: (1) a target award for each participant, (2) the performance goals which must be achieved in order for the participant to be paid the target award, and (3) a formula for increasing or decreasing a participant’s target award depending upon how actual performance compares to the pre-established performance goals. Each participant’s target award will be determined by the Committee in its sole discretion. There are several performance measures which the Committee may use in setting the performance goals for any year. Specifically, the performance goals applicable to any participant will provide for a targeted level of achievement using one or more of the following measures: the Company’s pre- or after-tax earnings, revenue growth, operating income, operating cash flow, return on net assets, return on assets, return on capital, return on stockholders’ equity, share price growth, stockholder returns, gross or net profit margin, earnings per share, price per share and market share, any of which may be measured either in absolute terms, as compared to any incremental increase, or as compared to results of a peer group. The Committee may set performance goals that differ from participant to participant. For example, the Committee may choose performance goals that apply on either a corporate or business unit basis, as deemed appropriate in light of the participant’s responsibilities.

For 2006, the Committee has established for the participants a performance goal based on relative growth in the Company’s total stock return, which takes dividends into account, (“Total Stock Return”) compared to the growth in the Total Stock Return of the companies in the Standard and Poor’s MidCap 400 Index (the “Index”). The Committee has also established a formula, with such measurements as variables, which will determine actual awards.

Determination of Actual Awards

After the end of each performance goal period, the Committee must certify in writing the extent to which the performance goals applicable to each participant were achieved or exceeded. The actual award, if any, for each participant will be determined by applying the formula to the level of actual performance which has been certified by the Committee. However, the Committee retains discretion to eliminate or reduce the actual award payable to any participant below that which otherwise would be payable under the applicable formula. Also, no participant’s actual award under the 2000 MIP may exceed $4 million for any plan year or $4 million for any plan cycle. Furthermore, the 2000 MIP contains a continuous employment requirement.

If a participant terminates employment with the Company for any reason other than death or disability prior to the award payment date, he or she is not entitled to the payment of an award for any plan period in which he or she is participating on the date of termination. If the participant’s termination is due to disability or death, he or she is entitled to the payment of an award for each plan period in which he or she is participating on the date of termination, provided, however, that the Committee may proportionately reduce or eliminate his or her actual award based on the date of termination and such other considerations as the Committee deems appropriate.

If a “long service” participant terminates employment with the Company for any reason (including death or disability) prior to the award payment date, he or she is entitled to (a) the payment of an award for the plan period (in which the participant is participating on the date of termination) with the earliest date of commencement and (b) the payment of an award for any other plan period (in which the participant is participating on the date of termination) reduced proportionately based on the number of years of employment completed during the plan period with each partial year of employment counting as a full year. A “long service” participant generally means a participant that has reached age fifty five (55) and completed fifteen (15) or more years of service with the Company or any subsidiary of the Company (including years of service with an entity acquired by the Company pursuant to a merger or acquisition).

If a participant is terminated without cause within twenty-four (24) months after a Corporate Transaction or a Change in Control (each as defined in the Company’s 2002 Stock Incentive Plan), the participant is entitled to the payment of an award for each plan period (in which the participant is participating on the date of termination).

Awards under the 2000 MIP generally will be payable in cash after the end of the plan period during which the award was earned. However, the Committee reserves the right to declare any award wholly or partially payable in an equivalent amount of restricted stock issued under the Company’s 1996 Stock Incentive Plan or 2002 Stock Incentive Plan.

Pro-forma Benefits for the 2000 MIP

Because payments under the 2000 MIP are determined by comparing actual performance to the annual performance goals established by the Committee, it is not possible to conclusively state the amount of benefits which will be paid under the 2000 MIP. The following table sets forth the information regarding performance awards granted during 2006 that would be payable to all of the current participants, if the performance goal established by the Committee for 2006 is achieved. There can be no assurance that the pre-established performance goal actually will be achieved in whole or in part, and therefore, there can be no assurance that the target awards shown below actually will be paid in the amounts shown. Amounts paid, if any, may be greater or lesser than the amounts shown below depending upon the Company’s Total Stock Return performance compared to the stated goals.

		Estimated Future Payouts($)
Name and Position	Performance Period Until Payout	Below Threshold ($ Award)	Threshold(2)$	Target(1)$	Maximum(2)$
William S. Boyd	3 years	0	0	0	0
Chairman and Chief Executive Officer
Robert L. Boughner	3 years	0	300,000	600,000	1,200,000
Vice President and Secretary of BAC, Chief Executive Officer of MDDC, and President and Chief Executive Officer of Echelon
Michael J. Gaughan	3 years	0	300,000	600,000	1,200,000
Chief Executive Officer of Coast Casinos
Keith E. Smith	3 years	0	300,000	600,000	1,200,000
President and Chief Operating Officer
Ellis Landau	3 years	0	212,500	425,000	850,000
Executive Vice President and Chief Financial Officer
Marianne Boyd Johnson	3 years	0	200,000	400,000	800,000
Vice Chairman and Senior Vice President
Paul J. Chakmak	3 years	0	200,000	400,000	800,000
Senior Vice President, Finance and Treasurer
Brian A. Larson	3 years	0	200,000	400,000	800,000
Senior Vice President, Secretary and General Counsel
William R. Boyd	3 years	0	87,500	175,000	350,000
Vice President

(1)	Represents target performance awards under the 2000 MIP for the 2006-2008 award period. Actual dollar amounts to be paid out at the end of this three-year period will be based on the Company’s achieving a target (“Target”) relative growth in the Company’s Total Stock Return compared to the growth in the Total Stock Return of the companies in the Index.
(2)	Threshold represents amounts payable upon out performing 30% of the companies in the Index. Maximum represents amounts payable upon out performing at least 90% of the companies in the Index. No payout will be made unless the Company out performs at least 30% of the companies in the Index for the period.

The officers and key employees, including the Named Executive Officers, who participate in the 2000 MIP are also eligible for certain short term incentive bonus awards under the Company’s annual management incentive plan.

Amendment and Termination of the 2000 MIP

The Board of Directors may amend or terminate the 2000 MIP at any time and for any reason, but in accordance with Section 162(m) of the Internal Revenue Code, certain material amendments to the 2000 MIP will be subject to stockholder approval.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF

THE AMENDMENT TO AND RESTATEMENT OF

THE 2000 EXECUTIVE MANAGEMENT INCENTIVE PLAN.

PROPOSAL 4—Approval of an Amendment to and Restatement of the Company’s Articles of Incorporation
to Declassify the Board of Directors

Background

Under Article VIII, Section C of the Company’s Amended Articles of Incorporation, the Board of Directors is currently divided into three classes, with directors elected to staggered three-year terms. Approximately one-third of the directors stand for election each year. The Board of Directors has determined that it is advisable and in the best interests of the Company and the stockholders to eliminate the classified board of directors, thereby permitting the Company’s stockholders to elect all members of the Board of Directors annually. The Board of Directors is seeking approval of an amendment to Article VIII, Section C of the Company’s Amended Articles of Incorporation to declassify the Board of Directors, thereby providing for the annual election of all directors commencing with the 2007 Annual Meeting of Stockholders.

On February 16, 2006, the Board of Directors unanimously approved, and recommends that the stockholders approve under this Proposal, the adoption of an amendment to and restatement of the Amended Articles of Incorporation to declassify the Board of Directors, as set forth in its entirety as Appendix B. Under this Proposal, Article VIII, Section C of the Amended Articles of Incorporation would be amended and restated in its entirety to read as follows:

“C.	Term of Members of Board of Directors

Each member of the Board of Directors shall serve for one year. Notwithstanding the foregoing, the Class II directors elected at the 2005 Annual Meeting of Stockholders shall continue to serve until their terms would otherwise expire unless such directors agree to stand for election in 2007 for one-year terms.”

except that if the amendment is approved by two-thirds or more of the outstanding shares, the second sentence shall be deleted.

Approval of this amendment requires the affirmative vote of a majority of the issued and outstanding shares of the Company’s Common Stock. As the Board is currently classified, Class I directors have one year remaining in their terms (until the 2007 Annual Meeting of Stockholders) and Class II directors have two years remaining in their terms (until the 2008 Annual Meeting of Stockholders). Nevada corporate law and the Company’s charter require a vote of at least two-thirds of the outstanding shares to remove a director and only a majority of the outstanding shares to amend the Company’s Amended Articles of Incorporation. Since approval of this Proposal by a vote of less than two-thirds could be viewed as an unauthorized reduction of the Class II directors’ term, the Company will only reduce the Class II directors’ term in the event this Proposal is approved by at least two-thirds of the outstanding shares. If this Proposal is approved by at least two-thirds of the outstanding shares, each of the Class I, Class II and Class III directors will stand for election for a one-year term commencing with the 2007 Annual Meeting of Stockholders. If this Proposal is approved by less than two-thirds of the outstanding shares, but by at least a majority of the outstanding shares, then the current Class I and Class III directors will stand for election at the 2007 Annual Meeting of Stockholders for one-year terms; and the Class II directors will continue to hold office until the 2008 Annual Meeting of Stockholders, at which time the Class II directors will stand for election for one-year terms, unless those Class II directors agree to stand for election in 2007 for one-year terms.

If the proposed amendment is not approved by a majority of the outstanding shares, the Board of Directors will remain classified, and the five Class III directors up for election under Proposal 1 of this Proxy Statement will be elected for a three-year term expiring in 2009. All other directors will continue in office for the remainder of their full three-year terms, subject to their earlier resignation or removal.

Purpose of the Amendment

The classification of directors historically has been viewed as having the effect of promoting continuity and stability in the management of the business and affairs of a company and encouraging persons considering unsolicited tender offers or other unilateral takeover actions to negotiate with the target company’s board of directors rather than pursue non-negotiated takeover attempts. While the Board of Directors believes these are important concerns, after careful consideration, and because there is no limit to the number of terms an individual may serve, the board also believes that continuity and stability of the Board’s membership, the Company’s policies and long-term strategic planning should not be affected by declassification. The Board further believes that declassified boards are perceived more positively by the investment community than classified boards. The Board is submitting this proposal as part of its ongoing evaluation of its corporate governance practices to ensure that such practices, including the mechanism for the election of directors, remain in the best interests of the Company and its stockholders. This proposal is neither the result of any effort to unseat incumbent directors nor the result of any effort by any person to take control of the Board.

Stockholder Resolutions

If the stockholders approve this Proposal, they will be deemed to have adopted the following resolutions:

“WHEREAS, the Board of Directors has deemed it advisable and in the best interest of the Corporation to amend its Articles of Incorporation to declassify its Board of Directors and has recommended the approval of such amendments to the stockholders of the Corporation;

NOW, THEREFORE, BE IT RESOLVED: That the Articles of Incorporation be amended pursuant to Sections 78.385 and 78.390 of the Nevada Revised Statutes, as follows:

Article VIII, Section C, of the Articles of Incorporation as restated and filed with the Secretary of State of Nevada on July 10, 2000, shall be further amended and restated in its entirety to read as follows:

C.	Term of Members of Board of Directors.

Each member of the Board of Directors shall serve for one year. Notwithstanding the foregoing, the Class II directors elected at the 2005 Annual Meeting of Stockholders shall continue to serve until their terms would otherwise expire unless such directors agree to stand for election in 2007 for one-year terms.

RESOLVED FURTHER: That if the foregoing amendment is approved by two-thirds or more of the voting power of the stockholders, the Articles of Incorporation shall be amended in accordance with the language reflected above, provided however, that the second sentence shall be omitted.

RESOLVED FURTHER: That upon the approval of the foregoing amendment, the Corporation shall file all certificates required by law to effectuate the same.

RESOLVED FURTHER: If the foregoing amendment is approved by two-thirds or more of the voting power of the stockholders, all directors shall be elected for terms of one year commencing with the 2007 annual meeting.

RESOLVED FURTHER: That if the amendment passes by less than two-thirds of the voting power of the stockholders, the directors elected in 2006 will be deemed to have been elected for a term of one year. Those directors elected in 2005 shall continue to hold office until the 2008 annual meeting, at which time their successors will be elected for terms of one year, unless such directors agree to stand for election in 2007 for one year terms.

RESOLVED FURTHER: That the Directors and Officers of this Corporation and each of them are authorized to execute all documents and take all actions necessary to amend and restate the Articles of Incorporation as set forth above.”

THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE ADOPTION OF THE

AMENDMENTS TO AND RESTATEMENT OF THE COMPANY’S ARTICLES OF INCORPORATION

AND RECOMMENDS A VOTE “FOR” APPROVAL OF SUCH PROPOSAL.

Stockholder Proposals

Stockholders may submit proposals on matters appropriate for stockholder action at subsequent annual meetings of the Company consistent with Rule 14a-8 promulgated under the Exchange Act. To be properly considered at the 2007 Annual Meeting of Stockholders, notice of any stockholder proposals must be given to the Company’s Secretary in writing not less than 60 days prior to the date of the 2007 Annual Meeting of Stockholders, after which a proposal is untimely. A stockholder’s notice to the Secretary must set forth for each matter proposed to be brought before the annual meeting (a) a brief description of the matter the stockholder proposes to bring before the meeting and the reasons for conducting such business at the meeting, (b) the name and address of the stockholder proposing such business, (c) the number of shares of Common Stock which are beneficially owned by the stockholder and (d) any material interest of the stockholder in such business. In addition, proposals of stockholders intended to be presented at the Company’s 2007 Annual Meeting of Stockholders must be received by the Company, Attention: Brian A. Larson, Senior Vice President, Secretary and General Counsel, at the principal offices of the Company, no later than December 23, 2006, for inclusion in the Board of Director’s Proxy Statement and form of proxy for that meeting.

Other Matters

The Board of Directors currently knows of no other business which will be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof as the proxy holders deem advisable.

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 as filed with the SEC has been provided to the Company’s stockholders together with this Proxy Statement and will be provided to a stockholder without charge upon written request to Boyd Gaming Corporation, 2950 Industrial Road, Las Vegas, Nevada 89109-1150, (702) 792-7200, Attn: Robert D. Stillwell, Vice President of Corporate Communications.

APPENDIX A

BOYD GAMING CORPORATION

2000 EXECUTIVE MANAGEMENT INCENTIVE PLAN

(AMENDED AND RESTATED)

SECTION 1

ESTABLISHMENT AND PURPOSE

1.1    Purpose. Boyd Gaming Corporation hereby establishes the Boyd Gaming Corporation 2000 Executive Management Incentive Plan (the “Plan”). The Plan is intended to increase stockholder value and the success of the Company by motivating key employees (a) to perform to the best of their abilities, and (b) to achieve the Company’s objectives. The Plan’s goals are to be achieved by providing such employees with incentive awards based on the achievement of goals relating to performance of the Company and its individual business units. The Plan supercedes the Boyd Gaming Corporation 1998 Long-Term Incentive Program and the Boyd Gaming Corporation 1996 Executive Management Incentive Plan. The Plan is intended to qualify as performance-based compensation under Code Section 162(m).

1.2    Effective Date. The Plan is effective as of February 24, 2000 subject to the approval of a majority of the shares of the Company’s common stock which are present in person or by proxy and entitled to vote at the 2000 Annual Meeting of Stockholders. As long as the Plan remains in effect, it shall be resubmitted to stockholders as necessary to enable the Plan to continue to qualify as performance-based compensation under Code Section 162(m).

SECTION 2

DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

2.1    “Actual Award” means as to any Plan Period, the actual award (if any) payable to a Participant for the Plan Period. Actual Award is determined by the Payout Formula for the Plan Period, subject to the Committee’s authority under Section 3.5 to reduce the award otherwise determined by the Payout Formula.

2.2    “Base Salary” means as to any Plan Period, the Participant’s salary, the method of calculation of which as determined by the Committee prior to the commencement of the Plan Period. Such Base Salary shall be before both (a) deductions for taxes or benefits, and (b) deferrals of compensation pursuant to Company-sponsored plans.

2.3    “Board” means the Company’s Board of Directors.

2.4    “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific Section of the Code shall include such Section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such Section or regulation.

2.5    “Committee” means the Compensation and Stock Option Committee of the Board or such other committee appointed by the Board to administer the Plan. The Committee shall consist of no fewer than two members of the Board. The members of the Committee shall be appointed by, and serve at the pleasure of, the Board. Each member of the Committee shall qualify as an “outside director” under Code Section 162(m).

2.6    “Company” means Boyd Gaming Corporation, a Nevada corporation.

2.7    “Determination Date” means as to any Plan Period, (a) the first day of the Plan Year or the first day of the first Plan Year in any Plan Cycle, or (b) if later, the latest date possible which will not jeopardize the Plan’s qualification as performance-based compensation under Code Section 162(m).

2.8    “Disability” means a permanent and total disability determined in accordance with uniform and nondiscriminatory standards adopted by the Committee from time to time.

2.9    “Long-Service Participant” means, unless otherwise determined by the Committee for a Participant prior to the commencement of a Plan Period, a Participant that has reached age fifty five (55) and completed fifteen (15) or more years of service with the Company or any subsidiary of the Company (including years of service with an entity acquired by the Company pursuant to a merger or acquisition).

2.10    “Maximum Award” means the maximum amount which may be paid to a Participant for any Plan Period. The Maximum Award amount which may be paid to a Participant for any Plan Year is $4,000,000, exclusive of any amount which may be paid to a Participant for any Plan Cycle. The Maximum Award amount which may be paid to a Participant for any Plan Cycle is $4,000,000, exclusive of any amount which may be paid to a Participant for any Plan Year.

2.11    “Participant” means as to any Plan Period, a key employee of the Company or any subsidiary of the Company who has been selected by the Committee for participation in the Plan for that Plan Period.

2.12    “Payout Formula” means as to any Plan Period, the formula or payout matrix established by the Committee pursuant to Section 3.4, below, to determine the Actual Awards (if any) to be paid to Participants. The formula or matrix may differ from Participant to Participant.

2.13    “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee in its sole discretion to be applicable to a Participant for a Plan Period. As determined by the Committee, the Performance Goals applicable to each Participant shall provide for a targeted level or levels of achievement using one or more of the following measures: the Company’s pre- or after-tax earnings, revenue growth, operating income, operating cash flow, return on net assets, return on assets, return on capital, return on stockholders’ equity, share price growth, stockholder returns, gross or net profit margin, earnings per share, price per share and market share, any of which may be measured either in absolute terms, as compared to any incremental increase, or as compared to results of a peer group. The Performance Goals may differ from Participant to Participant.

2.14    “Plan Cycle” means the 1998 through 2000 fiscal years of the Company and each succeeding period consisting of three fiscal years of the Company. Plan Cycle also means any fraction of a full Plan Cycle as determined by the Committee with proportional adjustments to the Maximum Award and all other terms of the Plan intended to apply to a full Plan Cycle.

2.15    “Plan Period” means, in the discretion of the Committee, either a Plan Cycle as defined in Section 2.13 or a Plan Year as defined in Section 2.15.

2.16    “Plan Year” means (a) the 1998 fiscal year of the Company and each succeeding fiscal year of the Company and (b) each fiscal year of the Company that falls within a Plan Cycle. Plan Year also means any fraction of a full Plan Year as determined by the Committee with proportional adjustments to the Maximum Award and all other terms of the Plan intended to apply to a full Plan Year.

2.17    “Target Award” means the target award payable under the Plan to a Participant for the Plan Period as determined by the Committee in accordance with Section 3.3.

SECTION 3

SELECTION OF PARTICIPANTS AND DETERMINATION OF AWARDS

3.1    Selection of Participants. On or prior to the Determination Date, the Committee, in its sole discretion, shall select the employees of the Company or any subsidiary of the Company who shall be Participants for the Plan Period. An employee may simultaneously be a Participant under the Plan for both a Plan Year and a Plan Cycle. In selecting Participants, the Committee shall choose key employees who are likely to have a significant impact on the performance of the Company or any subsidiary of the Company. Participation in the Plan is in the sole discretion of the Committee, and on a Plan Period by Plan Period basis. Accordingly, an employee who is a Participant for a given Plan Period in no way is guaranteed or assured of being selected for participation in any subsequent Plan Period or Periods.

3.2    Determination of Performance Goals. On or prior to the Determination Date, the Committee, in its sole discretion, shall establish the Performance Goals for each Participant for the Plan Period. Such Performance Goals shall be set forth in writing.

3.3    Determination of Target Awards. On or prior to the Determination Date, the Committee, in its sole discretion, shall establish a Target Award for each Participant. Each Participant’s Target Award shall be determined by the Committee in its sole discretion, and each Target Award shall be set forth in writing.

3.4    Determination of Payout Formula or Formulae. On or prior to the Determination Date, the Committee, in its sole discretion, shall establish a Payout Formula or Formulae for purposes of determining the Actual Award (if any) payable to each Participant. Each Payout Formula shall (a) be in writing, (b) be based on a comparison of actual performance to the Performance Goals, (c) provide for the payment of a Participant’s Target Award if the Performance Goals for the Plan Period are achieved, and (d) provide for an Actual Award greater than or less than the Participant’s Target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Goals. Notwithstanding the preceding, no participant’s Actual Award under the Plan may exceed his or her Maximum Award.

3.5    Determination of Actual Awards.

(a)    General. After the end of each Plan Period, the Committee shall certify in writing the extent to which the Performance Goals applicable to each Participant for the Plan Period were achieved or exceeded. The Actual Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance which has been certified by the Committee.

(b)    Ability to Eliminate or Reduce Actual Award. Notwithstanding any contrary provision of the Plan, the Committee, in its sole discretion, may eliminate or reduce the Actual Award payable to any Participant below that which otherwise would be payable under the Payout Formula.

(c)    Termination of Employment Prior to the Date the Actual Award is Paid.

(i)    If a Participant (who is not a Long-Service Participant) terminates employment with the Company (and all subsidiaries of the Company) prior to the date the Actual Award for the Plan Period is paid for a reason other than Disability or death, the Participant shall not be entitled to the payment of an Actual Award for any Plan Period in which the Participant is participating on the date of termination.

(ii)    If a Participant (who is not a Long-Service Participant) terminates employment with the Company (and all subsidiaries of the Company) prior to the date the Actual Award for the Plan Period is paid due to Disability or death, the Participant shall be entitled to the payment of an Actual Award for each Plan Period (in which the Participant is participating on the date of termination), provided, however, that the Committee, in its sole discretion, may reduce his or her Actual Award proportionately based on the date of termination (subject to further reduction or elimination under Section 3.5(b)).

(iii)    If a Long-Service Participant terminates employment with the Company (and all subsidiaries of the Company) prior to the date the Actual Award for the Plan Period is paid for any reason (including Disability or death), the Participant shall be entitled to (A) the payment of an Actual Award for the Plan Period (in which the Participant is participating on the date of termination) with the earliest date of commencement (subject to reduction or elimination under Section 3.5(b)) and (B) the payment of an Actual Award for any other Plan Period (in which the Participant is participating on the date of termination) reduced proportionately based on the number of years of employment completed during the Plan Period with each partial year of employment counting as a full year (and subject to further reduction or elimination under Section 3.5(b)).

(iv)    If a Participant is terminated without Cause within twenty-four (24) months after a Corporate Transaction or a Change in Control (each as defined in the Company’s 2002 Stock Incentive Plan), the Participant shall be entitled to the payment of an Actual Award for each Plan Period (in which the Participant is participating on the date of termination).

SECTION 4

PAYMENT OF AWARDS

4.1    Right to Receive Payment. Each Actual Award that may become payable under the Plan shall be paid solely from the general assets of the Company. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

4.2    Timing of Payment. Payment of each Actual Award shall be made within three calendar months after the end of the Plan Period during which the Award was earned.

4.3    Form of Payment. Each Actual Award normally shall be paid in cash (or its equivalent) in a single lump sum. However, the Committee, in its sole discretion, may declare any Actual Award, in whole or in part, payable in the form of a restricted stock bonus granted under the Company’s 1996 Stock Incentive Plan, 2002 Stock Incentive Plan or successor equity compensation plan. The number of shares granted shall be determined by dividing the cash amount of the Actual Award by the fair market value of a share of Company common stock on the date that the cash payment otherwise would have been made. For this purpose, “fair market value” shall be determined by the Committee, in its sole discretion.

4.4    Other Deferral of Actual Awards. The Committee may establish one or more programs under the Plan to permit selected Participants the opportunity to elect to defer receipt of Actual Awards. The Committee may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts so deferred, and such other terms, conditions, rules and procedures that the Committee deems advisable for the administration of any such deferral program.

4.5    Payment in the Event of Death. If a Participant dies prior to the payment of an Actual Award earned by him or her for a prior Plan Period, the Actual Award shall be paid to his or her estate.

SECTION 5

ADMINISTRATION

5.1    Committee is the Administrator. The Plan shall be administered by the Committee.

5.2    Committee Authority. The Committee shall have all discretion and authority necessary or appropriate to administer the Plan and to interpret the provisions of the Plan, consistent with qualification of the Plan as performance-based compensation under Code Section 162(m). Any determination, decision or action of the Committee in connection with the construction, interpretation, administration or application of the Plan shall be final, conclusive, and binding upon all persons, and shall be given the maximum deference permitted by law.

5.3    Tax Withholding. The Company shall withhold all applicable taxes from any payment, including any federal, foreign, state, and local taxes.

SECTION 6

GENERAL PROVISION

6.1    Nonassignability. A Participant shall have no right to assign or transfer any interest under this Plan.

6.2    No Effect on Employment. The establishment and subsequent operation of the Plan, including eligibility as a Participant, shall not be construed as conferring any legal or other rights upon any Participant for the continuation of his or her employment for any Plan Period or any other period. Generally, employment with the Company or any subsidiary of the Company is on an at will basis only. Except as may be provided in an employment contract with the Participant, the Company expressly reserves the right, which may be exercised at any time and without regard to when during a Plan Period such exercise occurs, to terminate any individual’s employment without cause, and to treat him or her without regard to the effect which such treatment might have upon him or her as a Participant.

6.3    No Individual Liability. No member of the Committee or the Board, or any employee of the Company, shall be liable for any determination, decision or action made in good faith with respect to the Plan or any award under the Plan.

6.4    Severability; Governing Law. If any provision of the Plan is found to be invalid or unenforceable, such provision shall not affect the other provisions of the Plan, and the Plan shall be construed in all respects as if such invalid provision has been omitted. The provisions of the Plan shall be governed by and construed in accordance with the laws of the Sate of Nevada.

6.5    Affiliates of the Company. Requirements referring to employment with the Company or payment of awards may, in the Committee’s discretion, be performed through the Company or any affiliate of subsidiary of the Company.

SECTION 7

AMENDMENT AND TERMINATION

7.1    Amendment and Termination. The Board may amend or terminate the Plan at any time and for any reason; provided, however, that if and to the extent required to ensure the Plan’s qualification under Code Section 162(m), any such amendment shall be subject to stockholder approval.

7.2    Plan History. The Plan was originally adopted by the Board and the stockholders of the Company in 2000. The Plan was reapproved by the stockholders of the Company in 2005 for re-qualification under Code Section 162(m). The Plan was amended and restated on                      , 2006 to (a) amend various provisions regarding the determination of Actual Awards under Section 3.5 and (b) increase the Maximum Award payable under the Plan for any Plan Period, which amendment and restatement is subject to stockholder approval. The amended and restated Plan will be effective for Plan Periods commencing on or after stockholder approval of the amended and restated Plan.

APPENDIX B

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

BOYD GAMING CORPORATION

I. Corporate Name

The name of the Corporation is Boyd Gaming Corporation.

II. Principal Office

The principal office and place of business of the Corporation shall be 2950 South Industrial Road, Las Vegas, Nevada 89109.

III. Corporate Purpose

The purpose of the Corporation is to engage in any lawful act or activity for which a Corporation may be organized under the provisions of Chapter 78 of the Nevada Revised Statutes.

IV. Capitalization

A.	Authorized Shares.

The Corporation is authorized to issue two classes of shares, designated “Common Stock” and “Preferred Stock.” The Corporation is authorized to issue in the aggregate (i) two hundred million (200,000,000) shares of its Common Stock having a par value of $.01 per shares and (ii) five million (5,000,000) shares of its Preferred Stock having a par value of $.01 per share.

B.	Fully Paid and Non-Assessable.

Any and all shares of stock issued by the Corporation, the fixed consideration for which has been paid or delivered, shall be deemed fully paid stock and such shares shall not be liable for any further call or assessment thereon, and the holders of such stock shall not be liable for any further assessments.

C.	Preemptive Rights.

No holder of shares of the Corporation of any class shall be entitled as such, as a matter of right, whether preemptive, preferential or otherwise, to subscribe for, purchase or receive any shares of the Corporation of any class, or any securities convertible into, exchangeable for, or carrying a right or option to purchase its shares of any class, whether now or hereafter authorized and whether issued, sold or offered for sale by the Corporation for cash or other consideration or by way of dividend, split of shares or otherwise. This provision shall be interpreted to deny preemptive or preferential rights to the maximum extent permitted under Nevada law.

V. Common Stock

A.	Election of Directors.

The holders of the issued and outstanding shares of Common Stock shall be entitled to notice of and to vote at any meeting of stockholders of the Corporation. Subject to Section (b) of Article VIII, at any such meeting at which directors are elected, the holders of the Common Stock, voting as a separate class, shall be entitled to elect the number of directors of the Corporation who are being elected at such meeting. There shall be no right with respect to shares of stock of the Corporation to cumulate votes in the election of directors.

At all meetings of stockholders held for the purpose of electing directors, the presence, in person or by proxy, of the holders of shares representing a majority of the shares of the Common Stock entitled to vote thereat shall be required to constitute a quorum for the election of directors; provided, however, that in absence of a quorum, a majority of those holders of Common Stock who are present in person or by proxy shall have the power to adjourn the meeting for election of those directors, from time to time, without notice, other than announcement at the meeting, until the requisite number of holders of Common Stock shall be present in person or by proxy.

In the event of any vacancy among the directors elected, such vacancy may be filled by a vote of Common Stockholders, voting as a separate class, or, if prior to a stockholder vote, by a majority of the remaining directors. The term of any director elected by the remaining directors will expire at the time that the term of the director who created the vacancy would have expired.

B.	Voting.

Each holder of Common Stock shall be entitled to one vote for each share held on all matters submitted to stockholders of the Corporation and shall vote together as a single class.

C.	Dividends.

Subject to any future rights which may be granted to the holders of any series of Preferred Stock, and subject to any other provisions of these Restated and Amended Articles of Incorporation, holders of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

D.	Redemption of Stock.

As long as the Corporation remains either a holding company or an intermediary holding company subject to the statutes, regulations, rules, ordinances, orders or interpretations (the “Gaming Laws”) of any gaming authority (the “Gaming Authorities”), all securities of the Corporation shall be held subject to the applicable provisions of such Gaming Laws. Not by way of limitation, if the Corporation becomes, and so long as it remains, either a holding company or an intermediary holding company subject to regulation under the New Jersey Casino Control Act (the “New Jersey Act”), the Indiana Riverboat Gambling Act (the “Indiana Act”) or any other Gaming Authority which has similar requirements, all securities of the Corporation shall be held subject to the condition that if a holder thereof is found to be disqualified by either the New Jersey Casino Control Commission pursuant to the New Jersey Act, the Indiana Gaming Commission pursuant to the Indiana Act, or any other Gaming Authority which has similar requirements, such holder shall, at the election of the Corporation, either: (i) sell any or all of such securities to the Corporation at the Redemption Price (defined below); or (ii) otherwise dispose of his interest in the Corporation, all within 30 days following the Corporation’s receipt of notice (the “Notice Date”) of the holder’s disqualification. The Redemption Price shall be the lesser of (i) the lowest closing sale price of the such securities between the Notice Date and the date 30 days after the Notice Date or (ii) such holder’s original purchase price for such securities. The disqualified holder will also be responsible for and will pay all costs associated by the Corporation in connection with the disposition or redemption of securities, including but not limited to attorneys fees. Promptly following the Notice Date, the Corporation shall either deliver such written notice along with the Corporation’s election personally to the disqualified holder or shall mail it to such holder at the address shown on the Corporation’s records, or use any other reasonable means to provide notice. Failure of the Corporation to provide notice to a disqualified holder after making reasonable efforts to do so shall not preclude the corporation from exercising its rights. If any disqualified holder fails to dispose his securities within 30 days following the Notice Date, the corporation, by action of the Board of Directors, may redeem such securities at the lesser of (i) the lowest closing sale price of the such securities between the Notice Date and the date 30 days after the Notice Date or (ii) such holder’s original purchase price for such securities. So long as the corporation is a “publicly traded holding company” as defined in the New Jersey Act and the Indiana Act, commencing on the Notice Date, it shall be unlawful for the disqualified holder to: (i) receive any dividends or interest upon any securities of the Corporation held by such holder; (ii) exercise, directly or through any trustee or nominee, any right conferred by such securities; or (iii) receive any remuneration in any form, for services rendered or otherwise, from the Corporation or any subsidiary of the Corporation that holds a casino license.

VI. $100 Preferred Stock

(Elimination effective on October 22, 1993)

VII. Preferred Stock

The Preferred Stock of the Corporation may be issued in one or more series, and the Board of Directors of the Corporation is authorized to determine the designation and to fix the number of shares of each series. The Board of Directors of the Corporation is further authorized to fix and determine the dividend rate, premium or redemption rates, conversion rights, voting rights, preferences, privileges, restrictions and other variations granted to or imposed upon any wholly unissued series of Preferred Stock.

VIII. Board of Directors

A.	Number of Directors.

The number of directors of the Corporation shall not be less than five (5) nor more than fifteen (15) until changed by amendment of the Articles of Incorporation. The exact number of members constituting the Board of Directors shall be fixed from time to time within the limits specified in the Articles of Incorporation by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors.

(Names and addresses of initial directors are intentionally omitted.)

B.	Election of Directors.

Directors shall be elected by the vote of the holders of Common Stock pursuant to Article V of these Articles and as set forth in the Bylaws of the Corporation but subject to any designation of rights and preferences of any shares of Preferred Stock.

C.	Term of Members of Board of Directors.

Each member of the Board of Directors shall serve for one year. [Notwithstanding the foregoing, the Class II directors elected at the 2005 Annual Meeting shall continue to serve until their terms would otherwise expire unless such directors agree to stand for election in 2007 for one-year terms.]

D.	Removal of Directors.

Notwithstanding any other provision of the Articles of Incorporation or the Bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law), any director or the entire Board may be removed at any time, but only for cause or only by the affirmative vote of the holders of 66-2/3% or more of the outstanding shares of capital stock of this Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the stockholders called for that purpose.

IX. Director and Officer Liability

A director of the Corporation shall not be liable to the Corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, except that this provision shall not eliminate or limit the liability of a director or officer for:

1. acts or omissions which involve intentional misconduct, fraud or a knowing violation of the law; or

2. in the case of directors, the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes.

If the Nevada Revised Statutes are hereafter amended to authorize the further elimination or limitation of the liability of a director or officer, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the Nevada Revised Statutes, as so amended.

Indemnification by the Corporation of directors, officers or other agents of the Corporation may be authorized by the Bylaws of the Corporation or by resolution of the Board of Directors, to the fullest extent permitted under Nevada law at the time such indemnification is granted.

The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation as they are incurred and in advance of final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that such director is not entitled to be indemnified by the Corporation.

Any repeal or modification of the foregoing provisions of this Article IX by the stockholders of the Corporation or of the indemnification provisions of the Bylaws by the Board of Directors or the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing prior to the date when such repeal or modification becomes effective.

X. Incorporators

(Names and addresses of incorporators are intentionally omitted.)

XI. Existence

The Corporation shall have perpetual existence.

DETACH AND RETAIN THIS ADMISSION TICKET

ADMISSION TICKET

BOYD GAMING CORPORATION

2006 Annual Meeting of Stockholders

Thursday, May 18, 2006

11:00 a.m. (local time)

STOCKHOLDER NAME(S):
(PLEASE PRINT)

STOCKHOLDER ADDRESS:

The Boyd Gaming Corporation 2006 Annual Meeting of Stockholders (the “Annual Meeting”) will be held at the South Coast Hotel and Casino, 9777 Las Vegas Boulevard South, Las Vegas, Nevada 89123 on Thursday, May 18, 2006 at 11:00 a.m., local time. Space limitations make it necessary to limit attendance to stockholders. Registration will begin at 10:00 a.m., local time.

This Admission Ticket should not be returned with your proxy but should be retained and brought with you to the Annual Meeting. Please note that this Admission Ticket will be required in order to obtain admission to the Annual Meeting. If your shares are held in a brokerage account, you will also need to bring a copy of your brokerage account statement (which you can obtain from your broker) reflecting your stock ownership as of March 31, 2006. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

BOYD GAMING CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

Thursday, May 18, 2006

11:00 a.m. (local time)

South Coast Hotel and Casino

9777 Las Vegas Boulevard South

Las Vegas, Nevada 89123

Boyd Gaming Corporation

2950 Industrial Road

Las Vegas, Nevada 89109

PROXY

This proxy is solicited by the Board of Directors for use at the Boyd Gaming Corporation Annual Meeting of Stockholders on Thursday, May 18, 2006.

The undersigned hereby appoints William S. Boyd and William R. Boyd (collectively, the “Proxies”), or either of them, each with the power of substitution, to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders (the “Annual Meeting”) of Boyd Gaming Corporation, a Nevada corporation (the “Company”), to be held on Thursday, May 18, 2006 at 11:00 a.m., local time, at the South Coast Hotel and Casino, 9777 Las Vegas Boulevard South, Las Vegas, Nevada 89123, and at any adjournments or postponements thereof. SHARES REPRESENTED BY THIS PROXY CARD WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF NO SUCH DIRECTIONS ARE INDICATED, THE PROXIES WILL HAVE AUTHORITY TO VOTE FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE AND FOR PROPOSALS 2, 3 AND 4, AS APPLICABLE. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

TO VIEW THE COMPANY’S ANNUAL REPORT AND PROXY STATEMENT MATERIALS ONLINE GO TO:

http://www.boydgaming.com/annualrpt.pdf

http://www.boydgaming.com/proxystate.pdf

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD

PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

See reverse for voting instructions.

COMPANY #

CONTROL #

You may vote your proxy in any of three ways: by phone, by Internet, or by mail.

Your telephone or Internet vote authorizes the Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card by mail.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK ««« EASY ««« IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until noon (CT) on May 17, 2006.

•

Follow the prompts to enter your 3-digit Company Number, your 7-digit Control Number (these numbers are located in the upper right corner of this proxy card) and the last 4 digits of the U.S. Social Security Number (“SSN”) or Tax Identification Number (“TIN”) for your account.

•	Follow the simple voice-guided instructions.

VOTE BY INTERNET — http://www.eproxy.com/byd/ — QUICK ««« EASY ««« IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until noon (CT) on May 17, 2006.

•

Follow the prompts to enter your 3-digit Company Number, your 7-digit Control Number (these numbers are located in the upper right corner of this proxy card) and the last 4 digits of the U.S. Social Security Number (“SSN”) or Tax Identification Number (“TIN”) for your account. If you do not have a U.S. SSN or TIN, please leave that item blank.

•	Follow the simple instructions to obtain your record and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the provided postage-paid envelope to Boyd Gaming Corporation, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by phone or Internet, please do not mail your proxy card.

The Board of Directors unanimously recommends a vote FOR Items 1, 2, 3 and 4.

1. Election of Directors:	Class III:	01 Robert L. Boughner 02 Thomas V. Girardi 03 Marianne Boyd Johnson	04 Luther W. Mack, Jr. 05 Billy G. McCoy	☐ Vote FOR all nominees (except as marked)	☐ Vote WITHHELD from all nominees

Instructions: To withhold authority to vote for any nominee(s), write the number(s) of the nominee(s) in the box to the right.

2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006.	☐ For	☐ Against	☐ Abstain

3.	To approve an amendment to and a restatement of the Company’s 2000 Executive Management Incentive Plan.	☐ For	☐ Against	☐ Abstain

4.	To approve an amendment to and restatement of the Company’s Articles of Incorporation to declassify the Board of Directors and to establish the annual election of directors.	☐ For	☐ Against	☐ Abstain

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark this box ☐ and indicate changes below:	Date , 2006

Signature(s) in Box

Please sign exactly as your name appears herein. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized person. If a partnership, please sign in full partnership name by authorized person.